IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re:	)	Chapter 11
)
QUADRANT 4 SYSTEM CORPORATION, et al1)		Case No. 17-19689
	)	(Jointly administered)
)
Debtor	)	Honorable Jack B. Schmetterer
)
	)	Hearing Date: November 30, 2017
	)	Hearing Time : 10:30 a.m.

ORDER AUTHORIZING SALE OF SUBSTANTIALLY ALL OF THE PROPERTY OF THE DEBTOR’S ESTATE FREE AND CLEAR OF LIENS, CLAMS, ENCUMBRANCES AND INTERESTS, ASSUMPTION AND ASSIGNMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES AND RELATED RELIEF

This matter having come before the Court on the motion of Stratitude, Inc., debtor and debtor in possession (the “Debtor,”), for the entry of an Order pursuant to sections 363 and 365 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) and Rules 2002 6004, 9006 and 0997 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy rules”), inter alia: (a) authorizing the sale of substantially all of the assets of Debtor’s estate; (b) authorizing the assumption and assignment of executor contracts and unexpired leases; and (c) for related relief [Docket No. 196] (the “Sale Motion”)2; adequate and sufficient due written notice hereof having been given to all parties listed on the official service list herein, and creditors and other interested parties in the case; no further notice being required; and offer to buy the “Acquired Assets” (as defined below) having been submitted by JA Tech, Inc., a New Jersey corporation (the “Purchaser”) pursuant to that certain Asset Purchase Agreement dated as of

1 Stratitude, Inc., debtor herein, filed this Chapter 11 Case on October 13, 2017 as Case No. 17-30724. This case is being Jointly administered with the pending Chapter 11 case of its parent corporation, Quadrant 4 System Corporation, filed on June 29, 2017, Case No. 17-19689, pursuant an order of this Court entered on October 19 2017 [Docket No. 38].

2 Any capitalized terms not otherwise defined in this Order shall have the same meaning as ascribed in the Sale Motion.

November 20,2017, in the form attached as Exhibit A hereto and made a part hereof (the “APA”); the Court having reviewed and considered (i) the Sale Motion, the APA and this Order, (ii) that certain Limited Objection of Cigna to the Sale Motion [Docket No. 245] (the “Cigna objection) having been filed, and resolved as provided herein, (iii) no other objections having been filed or made to the entry hereof, (iv) the evidence proffered by counsel or adduced at the hearing held on November 30, 2017, before this Court on the Sale Motion (“Sale Hearing”), (v) the representations set forth in the “Declaration” (as defined below), the Sale Motion, and this order, which were confirmed by counsel for the Debtor, its court appointed professionals and/or Purchaser at the Sale hearing, and (vi) the statements of respective counsel for the United States Trustee, the ‘Committee” (as defined below) and other interested parties present at the Sale Hearing; and being otherwise fully advised in the premises; and it appearing the relief requested in the Sale Motions is in the best interests of the Debtor, its estate, creditors, shareholders and other parties in interest; and after due deliberation thereon; and good cause appearing therefor;

NOW, THEREFORE, THE COURT MAKES THE FOLLOWING FINDING OF FACT AND CONCLUSIONS OF LAW3:

1.             Jurisdiction

A.             This Court has jurisdiction over the subject matter of this Order pursuant to 28 U.S.C.§ § 157 and 1344(b) and (c), and applicable local rules regarding the referral to this Court of cases under the Bankruptcy Code. Venue of the Chapter 11 Case in this District is proper under 28 U.S.C. §§ 1408 and 1409.

B.             The entry of this Order and all proceeding relating thereto collectively constitute

3 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact where appropriate. Fed. R. Bankr. P. 7052.

a “core proceeding” pursuant to, without limitation, 28 U.S.C. § 157(b)(2)(A),(m),(N) and (O). The statutory bases for relief sought in the Sale Motion are sections 105, 363 and 365 of the Bankruptcy Code and Bankruptcy rules 2002, 6004, 9006, and 9007.

C.              This order constitutes a final and appealable order within the meaning of 28 U.S.C.§ 158(a)

II.             The Business of the Debtor

D.              The Debtor is engaged in the information technology sector as provider of U.S. based consulting services to a variety of industries using human resources, facilities and hardware and software assets located in the United States (the “Business”).

E.               A more detailed description of the Debtor’s Business, including the Business, and the factual background relating to the commencement of the Chapter 11 Case are set forth in the Declaration of Robert H. Steele in Support of Chapter 11 Petition and First-Day Motions [Stratitude Docket No.9] (the “Declaration”), Which is incorporated herein by reference.

III.            Acquired Assets

F.               The assets owned by the Debtor and used in the business generally consist of the Debtor’s intellectual and intangible property, receivables, customer contracts, employee contracts (including with all immigration related employees), certain books and records, fixed assets, licenses, rights in certain executor contracts and unexpired leases, and other assets pertaining to the Business (collectively, as more fully described in, and as defined in, the APA the “Acquired Assets”).

IV.            Prepetition and Debtor-in-Possession Indebtedness

G.               The Acquired Assets are subject to pre-and post-petition secured claims (collectively, the “Secured Indebtedness”) of BMO and BJP pursuant to the “Post-Petition Financing”, the “Intercreditor Agreement”, and the “Pre-Petition Agreement”, as defined in and as more fully set forth in the certain Amended Agreed Interim Order (I) Authorizing Use of Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection Pursuant to 11 U.S.C. §§ 361 and 363, and (III) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001 [Stratitude Docket No. 47] (the “Interim Order”).

V.            Retention of Investment Bankers and Financial Consultants, and Marketing of Acquired Assets

H.              On November 8, 2017, the Court entered that certain: (1) Order authorizing the Debtor to retain Livingstone Partners, LLC (“Livingstone”), retroactive to the Petition Date, to market and solicit offers to purchase the Business, including, without limitation, the Business and the Acquired Assets [Docket No.226] (the “Livingstone Retention Order”); and (2) Order authorizing the Debtor to retain Silverman Consulting, Inc. [Docket No. 222] (“Silverman Consulting”), retroactive to the Petition Date, to provide financial and other advisory services to the Debtor, including, without limitation, pertaining to the marketing and solicitation of offers to purchase the Business and the Acquired Assets.

I.               On October 31, 2017, the Court entered that certain Order [Docket No.208] (the “Bidding Procedures Order”) granting the Sale Motion, in part, and thereby establishing the sale and bidding process (“Sale Process”) including the scheduling of a public auction for the sale of the certain assets of the Business in bulk (“Auction”); requirements for any bid to qualify under the terms of the Bidding Procedures Order (“Qualifying Bids”); a deadline for the submission of Qualifying Bids (the “Bid Deadline); procedures (the “Assignment Process”) for the assumption and assignment of executor contracts and unexpired leases (collectively, the “Executory Contracts”); and the hearing on the Sale Motion to approve the results of the Auction.

J.               The Bidding Procedures Order further approved the bid for the Business submitted by First Tek, Inc., a New jersey corporation (“First Tek”), dated as of November7, 2017 in the amount of $1,500,000.00 (First Tek APA”), as the stalking horse bid, a copy of which was attached to the Sale Motion as Exhibit A thereto, and incorporated into the Bidding Procedures Order by express reference thereto, which include a Break-Up Fee payable at the closing of the Prevailing Bid of a bidder other than First Take equal to five percent (5%) of the proposed purchase price of $1,500,000.00 plus $75,000.00 for a total of $150,000.00 (“First Tek Break-Up Fee”)

K.              As of the Bid Deadline, the Debtor received two (2) additional Qualifying Bids for the Business , including a bid submitted by the Purchaser.

L.              On November 28, 2017, the Debtor conducted the Auction on the record before a court reporter at the conference room facilities of the Monadnock Building, 53 W.Jackson Blvd., Chicago, Illinois. Approximately 17 people attended the Auction including three via conference call, and counsel for and representatives of all Qualified Bidders. The Auction commenced at 10:15 a.m. and concluded at approximately 12:15 p.m.

M.            As a result of the competitive bidding at the Auction: (1) the offer of the Purchaser in the amount of $1,70,000.00 for the Business, as evidenced by the APA, Was declared by the Debtor, upon consultation with Livingstone, Silverman Consulting, BMO and the Committee, as the Runner-Up Bid for the Business.

N.             Given First Tek is not the Prevailing Bidder for the Business, First Tek entitled to be paid the First Tek Break-Up Fee at the closing of the Prevailing Bid.

O.              At the Auction, and as a material component of the competitive bidding between the Purchaser and First Tek for the Business, the Debtor agreed to cause to be paid to certain independent contractors performing services for the Business that transition to the Purchaser after Closing, which the Debtor estimated to be approximately $22,444.86 (“Contractor Transition Payments”).

P.               In accordance with the terms of the Bidding Procedures Order, and subject to further order of the Court, the Debtor was granted authority to accept the Prevailing Bid, and if applicable, the Runner-Up Bid, and proceed to close the sale of the Acquired Assets to the Prevailing Bidder, and if applicable, the Runner-Up Bidder pursuant to the terms of this Order and the APA, and if applicable the First Tek APA, as modified at the Auction.

Q.              As demonstrated by the representations of counsel made on the record at the Sale Hearing, the Debtor, Livingstone and Silverman Consulting diligently and in good faith marketed the Acquired Assets prior to and after the Petition Date to secure the highest and best offer therefor under the circumstances of the Chapter 11 Case. The Debtor afforded interested potential purchasers a full, fair and reasonable opportunity to qualify as bidders and submit their highest or otherwise best offer to purchase the Acquired Assets; and provided potential purchasers, upon request, sufficient information to enable them to make an informed judgment on whether to bid on the Acquired Assets.

VI.            Closing Assumed Liabilities : Assumed Contracts; and Excluded Actions

R.               Subject to the terms of the APA, and as affirmed in open court at the Sale Hearing, Purchaser has agreed to the terms and conditions of the sale as set forth in the APA, and has agreed to make the necessary payments and deliveries required thereunder at the Closing contemplated under the APA and authorized pursuant to this Order (including payment of the First Tek Break-Up Fee, collectively, the “Transaction”), which is scheduled to occur on or before December 1, 2017, with an outside closing date of December 4, 2017 (the “Closing”). First Tek, as Runner-Up Bidder, has likewise agreed to same under the terms of the First Tek APA in the event it becomes the Prevailing Bidder under the terms of the Bidding Procedures Order, with the Closing to occur in accordance with the terms of the Bidding Procedures Order for Runner-Up Bids.

S.               Subject to the terms of the APA, Purchaser has required the Debtor to assume and assign to Purchaser at Closing the Executory Contracts set forth on Exhibit B attached hereto and made a part hereof (collectively, the “Assumed Contracts”), and in connection therewith has assumed responsibility for the obligations arising under the Assumed Contracts from and after the Closing and other “Assumed Liabilities” (as such terms are defined in the APA). The “Cure Costs” (as defined in the APA), also set forth on Exhibit B hereto, will be paid as follows: (1) Purchaser shall pay up to the sum of $100,000 of the Cure Costs, with such payments being a deduction from the Purchase Price. The Debtor will pay the balance of the Cure Costs. The total Cure Costs are estimated at approximately $262,000.00.

T.              The Acquired Assets do not include any claims of the Debtor or its estate arising under Chapter 5 of the Bankruptcy Code or any commercial tort claims unrelated to the Acquired Assets (collectively, the “Excluded Actions”).

U.              The Debtor is the legal and equitable owner of the Acquired Assets, all of which are property of the Debtor’s estate.

V.              As evidenced by, among other things, the Certificates of Service on file with the Court (including, without limitation, Docket Nos. 219 and 244) (collectively, the “Certificates of Service”), all interested and required parties had due, proper, timely, adequate and sufficient notice of the Sale Motion, assumption of the Executory Contracts, and the Sale Hearing; were given an adequate and reasonable opportunity to present objections to the relief sought herein, or otherwise appear and be heard on the date hereof; and have submitted to the jurisdiction of this Court and are bound by this Order. Accordingly, no other or further notice of the Sale Motion or the Sale Hearing is necessary under the circumstances and no other or further notice shall be required.

W.             Upon entry of this Order, the Debtor shall have full authority to consummate the Transaction. No consents or approvals, other than as may be expressly provided for in the APA, are required by the Debtor or Purchaser to consummate the Transaction.

X.              Upon the entry of this Order, the Debtor shall have full authority to cause (i) the remittance to First Tek, by wire transfer at the Closing of the Transaction, the First Tek Break-Up Fee and the return of First Tek’s $150,000,000 earnest money deposit under the First Tek APA; and (ii) a payment to Robert H. Steele, the Chief Executive Officer of the Debtor and one of its Directors, consistent with that certain Order Approving Debtor ’s Key Employee Incentive Program [Docket No. 187] (the “KEIF Order”) and the Key Employee Incentive Program (the “KEIF”), in the approximate amount of $28,500.00, which represents 1.5% of the estimated, . final, adjusted Purchase Price.

Y.              Consummation of the Transaction pursuant to the APA is in the best interests of the Debtor, its estate, creditors, shareholders and other parties in interest. The Debtor has demonstrated good, sufficient and sound business purposes and justifications for the entry hereof pursuant to section 363(b) of the Bankruptcy Code prior to, and outside the context of, a plan of reorganization in that, among other things, certain of the Acquired Assets are subject to continuing and imminent deterioration in value; and the Debtor is unable to sustain the Business on a viable basis indefinitely given the terms of the Interim Order or fund a restructuring of its operations.

Z.               The consideration to be provided by Purchaser for the Acquired Assets pursuant to APA: (,) is fair and reasonable; (ii) is the highest and best offer for the Acquired Assets; (iii) will maximize the existing value of the Acquired Assets; (iv) will provide a greater recovery for the Debtor’s creditors, shareholders and other interested parties than would be provided by any other practical available alternative; and (v) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Transfer Act and all other applicable laws.

AA.           The APA was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under the laws of the United States or the State of Illinois.

BB.            The sale of the Acquired Assets pursuant to the APA will be, and shall constitute, a legal, valid, and effective transfer of the Acquired Assets, and, except as provided in the APA, shall be free and clear of any and all liens, claims, interests, liabilities and encumbrances whatsoever to the fullest extent permitted by section 363(f) of the Bankruptcy Code arising prior to the date of the Closing, known or unknown, whether arising under any employment, pension, immigration, environmental, advertising, products liability or other similar laws or successor liability claims or interests or otherwise, including, without limitation: (i) all “liens” as defined in section 101(37) of the Bankruptcy Code, whether consensual, statutory, possessory, judicial or otherwise (“Liens”); (ii) all “claims” as defined in section 101(5) of the Bankruptcy Code (“Claims”); (iii) all encumbrances of any kind in favor of any known creditors of the Debtor;

and (iv) those interests: (1) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtor’s interest in the Acquired Assets, or any similar rights; and (2) relating to taxes arising under or out of, in connection with, or in any way relating to or arising under the operation of the Debtor’ Business or the Acquired Assets prior to the consummation of Closing (collectively, with Liens and Claims, the “Interests”). At the Closing, the Debtor shall cause an amount equal to the net proceeds of the Transaction to be paid from the Trust Account to BMO pursuant to wire transfer instructions provided by BMO and the terms of the Interim Order and the “Budget” (as defined in the Interim Order), less $300,000.00 to be held in reserve in the Trust Account for any amounts that may be due to the Purchaser as the result of a final accounting of the Debtor’s account receivables existing as of the Closing (the “Holdback”), which accounting should be completed in approximately three weeks after Closing (the “Accounting”). Any and all other valid Interests shall attach to the net proceeds of sale pursuant to section 363(e) and (f) of the Bankruptcy Code, to the same extent and with the same validity and priority that existed immediately prior to the Closing.

CC.            Purchaser would not consummate the Transaction, thus adversely affecting the Debtor, its estate, creditors and shareholders, if the sale of the Acquired Assets and the assignment of the Assumed Contracts to Purchaser were not free and clear of all Interests of any kind or nature whatsoever, or if Purchaser would, or in the future could, be liable for any of the Interests not expressly assumed by Purchaser pursuant to the terms of the APA.

DD.           The Debtor may sell the Acquired Assets free and clear of all Interests of any kind or nature whatsoever because, and as applicable, one or more of the standards set forth in section 363(f) of the Bankruptcy Code have been satisfied. Those holders of Interests who did not object to the Sale Motion have consented pursuant to section 363(f)(2) of the Bankruptcy Code.

EE.            Purchaser is not a mere continuation of the Debtor or its estate and there is no continuity of enterprise between Purchaser and the Debtor. Purchaser is not a successor to the Debtor or its estate and the Transaction does not amount to a consolidation, merger or de facto merger of Purchaser and the Debtor. Accordingly, pursuant to section 363(f) of the Bankruptcy Code, the (i) transfer of the Acquired Assets and (ii) assumption and assignment to Purchaser of the Assumed Contracts will not cause Purchaser to be a “successor”, or subject Purchaser to any liability whatsoever with respect to, arising under, or on account of, the operation of the Business or the Acquired Assets prior to the Closing, or by reason of such transfer under any applicable laws, whether based, in whole or part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of equitable law, any theory of implied assumption of liabilities other than the Assumed Liabilities, any theory of constructive consolidation or merger of Purchaser and the Debtor, any theory that Purchaser’s acquisition is a mere continuation or reincarnation of the Debtor’ business, any theory that the sale transaction is fraudulent or lacks good faith, or any other theory of antitrust, vicarious, successor or transferee liability.

FF.             Unless otherwise expressly included in the APA, Purchaser shall not be responsible for any Liens or other Interests including in respect of the following: (1): labor or employment agreements; (2) all mortgages, deeds of trust and security interests; (3) intercompany loans and receivables between or among the Debtor or any non-Debtor affiliate; (4) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of the Debtor; (5) any other employee, worker’s compensation, occupational disease or unemployment or temporary disability related claim, including, without limitation, claims that might otherwise arise under or pursuant ,to (a) the Employee Retirement Income Security Act of 1974, as amended, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of ,1964, (d) ,he Federal Rehabilitation AC of 1973, (e) the National Labor Relations Act (f) the Worker Adjustment and Retraining Act of 1988, and any similar statutes, rules or regulations in the State of California or State of Illinois, (g) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended, (h) the Americans with Disabilities Act of 1990, (i) the Consolidated Omnibus Budge, Reconciliation Act, of 1985, (j) state discrimination laws, (k) state unemployment, compensation laws or any other similar state laws, or (l) any other state or federal benefits or claims relating to any employment with the Debtor or any of its predecessors; (6) claims or Interests arising under any environmental laws with respect to any assets owned or operated by the Debtor or any corporate predecessor a, any ,time prior to the Closing date; (7) any liabilities of the Debtor other than the Assumed Liabilities; (8) any federal immigration laws; (9) bulk sales or similar law; (10) any tax statutes or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; and (11) any .theories of successor liability.

GG.            Sound business reasons exist for the Transaction. The Debtor has demonstrated that it is an exercise of its sound business judgment and it is in the best interests of its. creditors, shareholders, the estate, and other parties in interest to enter into the APA, consummate the sale of the Acquired Assets, assume all of the Assumed Contracts in accordance with the terms of section 365(b)(1) of the Bankruptcy Code, and assign all of the Debtor’s rights, title and interest in and to the Assumed Contracts to Purchaser at the Closing free and clear of any and all Interests to ,he fullest extent permitted by section 363(f) of the Bankruptcy Code and the APA, subject to the payment and/or adequate assurance of payment of the Cure Costs for all such Assumed Contracts at Closing or as soon thereafter as is practicable. The Assumed Contracts being assigned to, and the corresponding liabilities being assumed thereunder by, Purchaser are an integral part of the Acquired Assets being purchased by Purchaser and, accordingly, such, assumption and assignment are reasonable, and enhance the value of the Debtor’s estate.

HH.           Purchaser has provided adequate assurance of its ability to perform its obligations under each of the Assumed Contracts within the meaning of section 365(f) of the Bankruptcy Code.

II.               The APA was negotiated, proposed and entered into by the Debtor and Purchaser without collusion, in good faith, and at arm’s length bargaining positions with assistance of their respective advisors and choice of legal counsel. The “Purchase Price” for the Acquired Assets set forth in the APA was not controlled by any agreement among any potential or actual bidders, and neither the Debtor nor Purchaser have engaged in any conduct that would cause or permit the APA to be avoided under section 363(n) of the Bankruptcy Code. Purchaser is not an “insider” of any of the Debtor as that term is defined in section 101(31) of the Bankruptcy Code.

JJ.              Purchaser negotiated the APA in good faith and Purchaser is in all respects a good faith buyer and, as such, is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code. Purchaser will be acting in good faith within the meaning of section 363(m) of the Bankruptcy Code in consummating the Transaction.

KK.           The consummation of the Transaction will be a legal, valid, and effective transfer of the Acquired Assets to Purchaser, and will vest Purchaser with all rights, title, and interest in and to the Acquired Assets, free and clear of all Interests, in accordance with section 363(f) of the Bankruptcy Code.

LL.            The APA is a valid and binding contract between the Debtor and Purchaser, which is and shall be enforceable according to its terms. All of the provisions of the APA are non-severable and mutually dependent.

MM.         Notwithstanding anything to the contrary in the APA, the Debtor is not waiving or releasing the Excluded Actions.

NOW, THEREFORE, IT IS HEREBY ORDERED EFFECTIVE IMMEDIATELY AS FOLLOWS:

1.               The Transaction is authorized and approved in all respects.

2.               The Cigna Objection is hereby resolved as follows: notwithstanding anything in this Sale Order to the contrary, (i) the “Cigna Agreements” (as defined in the Cigna Objection) shall be assumed and assigned to Purchaser effective as of the Closing; (ii) the Cure Cost relating to the Cigna Agreements as of November 30, 2017 is $0.00; and (iii) any obligations accruing under the Cigna Agreements on or after December 1, 2017, shall pass through to the Purchaser and survive assumption and assignment to Purchaser so that nothing in this Sale Order or 11 U.S.C. § 365 shall affect Cigna’s rights to enforce payment obligations due and unpaid under the Cigna Agreements accruing on or after December 1, 2017, or any defenses with respect thereto.

3.               The APA and all terms and conditions thereof are hereby approved, and the Debtor is hereby authorized to execute the APA for the sale of the Acquired Assets pursuant thereto.

4.               Pursuant to sections 105, 363(b), and 363(f) of the Bankruptcy Code, the Debtor is authorized and empowered to perform under, consummate, and implement the APA and close the Transaction, together with all additional instruments and documents that are reasonably required by Purchaser and may be reasonably necessary or desirable to implement the Transaction, and to take any and all action as the Debtor deems necessary, appropriate, or advisable for the purpose of assigning, transferring, granting, conveying, and conferring to

Purchaser or reducing to possession, the Acquired Assets, or as may be necessary or appropriate to the performance of the obligations as contemplated by the APA, including, without limitation, any and all actions reasonably requested by Purchaser which are consistent with the APA.

5.               Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, upon the Closing: (a) the transfer of the Acquired Assets to Purchaser pursuant to the APA shall constitute a legal, valid and effective transfer of the Acquired Assets and shall vest Purchaser with all rights, title, and interest in and to the Acquired Assets; (b) the Acquired Assets shall be transferred to Purchaser free and clear of any and all Interests against such assets, in accordance with section 363(f) of the Bankruptcy Code, and with any and all such Interests to attach to the net proceeds of the Transaction with the same validity, force and effect held prepetition and prior to this Order, and pending further order of Court, subject to any rights, claims, and defenses the Debtor and all interested parties may have with respect thereto; and (c) each and every obligation expressly assumed by Purchaser under the APA shall be effective as of the Closing as provided and required by the APA.

6.               At the Closing, the Debtor shall cause an amount equal to the net proceeds of the Transaction to be paid from the Trust Account to BMO pursuant to wire transfer instructions provided by BMO and the terms of the Interim Order and the Budget, less only the Holdback, which shall be remitted to BMO (together with any additional funds received from the Purchaser, if applicable) as provided herein upon completion of the Accounting. In the event the Accounting shows: (a) monies due to Purchaser, then within three (3) business days after Purchaser’s receipt and written acceptance of the Accounting, the Debtor shall cause an amount equal thereto to be remitted from the Trust Account to Purchaser via wire transfer, and remit any remaining balance of the Holdback in the Trust Account, if any, to BMO via wire transfer; or (b)

monies due to the Debtor from Purchaser, then within three (3) business days after the Debtor’s receipt and written acceptance of the Accounting, Purchaser shall remit an amount equal thereto via wire transfer to the Trust Account, and within two (2) business days thereafter, the Debtor shall cause an amount equal thereto to be remitted to BMO via wire transfer from the Trust Account. In the event of any good faith disputes between the Debtor and the Purchaser concerning the Accounting, the parties shall use all reasonable efforts to resolve any such disputes, subject to the approval of BMO and the Committee. In the event the parties are unable to resolve any such disputes, then either party may promptly file such motion as necessary seeking to have such dispute determined by this Court.

7.                       The transfer of the net proceeds of the Transaction to the BMO is made provisionally and subject, in all respects, to entry of a final order authorizing the use of post-petition financing and cash collateral and granting adequate protection, including the rights of the Committee or any other party under Paragraph 23 of the Interim Order to challenge the amount, validity, enforceability, perfection or priority of the Pre-Petition Loan Indebtedness or BMO’s liens on the Pre-Petition Collateral.

8.                       This Order is and shall be effective as a determination that all Interests shall be and are, without further action by any person or entity, released with respect to the Acquired Assets as of the Closing. The only obligations of the Debtor assumed by Purchaser, if any, are expressly stated in the APA.

9.                       The sale of the Acquired Assets to Purchaser pursuant to the APA will constitute a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Transfer Act and all other applicable laws, and may not be avoided under section 363(n) of the Bankruptcy Code.

10.             Except for the Assumed Liabilities, and as expressly provided in the APA, Purchaser is not assuming, nor shall it, in any way whatsoever, be liable or responsible, as successor or otherwise, for any liabilities or Interests of the Debtor, or any liabilities or Interests in any way whatsoever relating to or arising from the Debtor’s assets, or by virtue of the conveyance of the Acquired Assets to Purchaser.

A. Assumption and Assignment of Assumed Contracts

11.                     Except as provided by the terms of the APA, the Debtor shall be responsible for paying all allowed prepetition monetary defaults relating to the Assumed Contracts (“Cure Costs”), and for assumption of the Assumed Liabilities of the Chapter 11 Case. Pursuant to section 365 of the Bankruptcy Code, the Debtor is authorized to assume the Assumed Contracts, and to assign the Assumed Contracts to Purchaser.

12.                   The Assumed Contracts, consistent with the provisions contained herein, shall be transferred to Purchaser free and clear of all Interests, shall be valid and binding, and remain in full force and effect for the benefit of Purchaser in accordance with their respective terms, notwithstanding any provision in any such Assumed Contract that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtor shall be relieved from any further liability with respect to the Assumed Contracts after such assignment to and assumption by Purchaser, except as otherwise provided in this Order or in the APA. Upon Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, Purchaser shall be fully and irrevocably vested in all rights, title and interest in the Assumed Contracts. The Debtor is authorized to cooperate with, and take all actions reasonably required by, Purchaser to effectuate the foregoing.

13.                   All defaults or other obligations of the Debtor under the Assumed Contracts arising or accruing prior to the Closing are hereby cured, subject to the satisfaction of the Cure Costs, and Purchaser shall have no liability or obligation arising or accruing under the Assumed Contracts prior to the Closing, except as otherwise expressly provided in this Order and in the APA. Purchaser has satisfied all requirements under sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code to provide adequate assurance of future performance.

14.                    Upon complete satisfaction of the Cure Costs, each non-debtor party to an Assumed Contract hereby is forever barred, estopped, and permanently enjoined from asserting against Purchaser or the Assumed Contracts, any default existing as of the Closing or any counterclaim, defense, setoff, or any other claim asserted or assertable against the Debtor as of the Closing.

15.                     The failure of the Debtor or Purchaser to enforce at any time one or more terms of conditions of any Assumed Contract shall not be a waiver of such terms or conditions, or of the Debtor’ or Purchaser’s rights to enforce every term and condition of the Assumed Contracts.

B. Additional Provisions

16.              The Transaction has been, and is undertaken by the Debtor and Purchaser in good faith, as that term is used in section 363(m) of the Bankruptcy Code and, accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Transaction shall not affect the validity of the sale of the Acquired Assets to Purchaser, unless such authorization is duly stayed by court order pending such appeal. Purchaser is hereby granted and is entitled to all the protections provided to a good faith buyer under section 363(m) of the Bankruptcy Code, and is in all respects a good faith buyer.

Prior to the effective date of such stay modification, reversal or vacation will be governed in all respects by the original provisions of this Order, and Purchaser shall be entitled to the rights, privileges and benefits granted in this Order with respect to all such obligations.

17.                    Nothing contained in any order entered in the Chapter 11 Case or any related proceeding subsequent to entry of this Order, nor in any Chapter 11 plan confirmed in the Chapter 11 Case, shall conflict with or derogate from the provisions of the APA or the terms of this Order.

18.                    This Order shall be binding in all respects upon all creditors (whether known or unknown) of the Debtor, all successors and assigns of Purchaser, the Debtor, and their respective affiliates and subsidiaries.

19.                    The terms and provisions of the APA, the ancillary agreements entered in connection therewith and upon Closing, and this Order shall be binding in all respects upon, and shall inure to the benefit of the Debtor and Purchaser and their respective affiliates, successors and assigns, and any affected third parties, notwithstanding any subsequent appointment of any trustee(s) under any chapter of the Bankruptcy Code or conversion of this Chapter 11 Case to a case under Chapter 7, as to which trustee(s) such terms and provisions likewise shall be binding. All of the rights and remedies of Purchaser under this Order, and such agreement shall remain in full force and effect as if the Chapter 11 Case had not been dismissed or converted or a trustee had not been appointed. The APA and the Transaction may be specifically enforced against, and shall not be subject to rejection or avoidance by, the Debtor or any Chapter 7 or Chapter 11 trustee of the Debtor.

20.                    The APA and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto, in a writing signed by such parties,

and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment, or supplement does not have a material effect on the sale of the Acquired Assets,

21.                    To the extent of any inconsistency among the provisions of this Order, the APA, and any document executed in connection therewith, the provisions contained in this Order, the APA, and any documents executed or delivered in connection therewith shall govern, in that order.

22.                   Subject to the specific provisions and limitations of section 19 of the APA, Purchaser shall have an ongoing obligation after the Closing to cooperate with the Debtor, any trustee appointed under a plan in the Chapter 11 Case or any subsequently appointed Chapter 7 trustee, and in making the Debtor’ records and other information available upon reasonable request to such parties to enable the orderly administration of the Debtor’s estate.

23.                    Each and every federal, state and local governmental agency or department is hereby authorized to accept any and all documents and instruments necessary and appropriate to consummate the Transaction contemplated by the APA and this Order.

24.                    A certified copy of this Order may be filed with the appropriate clerk and/or recorded with the recorder, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of Liens and other Interests of any kind whatsoever against the Acquired Assets except those assumed as Assumed Liabilities.

25.                    Except for the Assumed Liabilities, or as otherwise expressly provided for in this Order or the APA, Purchaser shall not have any liability or other obligation of the Debtor arising under or related to any of the Acquired Assets. Without limiting the generality of the foregoing, Purchaser shall not be liable for any claims or Interests against the Debtor or any of its predecessors or affiliates, other than the Assumed Liabilities, and Purchaser shall have no successor or vicarious liabilities of any kind or character, including, but not limited to, under any theory of antitrust, environmental, successor or transferee liability, labor law, immigration law, de facto merger, mere continuation, or substantial continuity, whether known or unknown as of the Closing date, now existing or hereafter arising, whether fixed or contingent, whether asserted or unasserted, whether legal or equitable, whether liquidated or unliquidated, including, but not limited to, liabilities on account of warranties, intercompany loans and receivables between or among the Debtor and any non-Debtor affiliate, liabilities relating to or arising from any environmental laws, and any taxes arising, accruing or payable under, out of, in connection with, or in any way relating to the operation of any of the Acquired Assets prior to the Closing. Neither the purchase of the Acquired Assets by Purchaser nor the fact that Purchaser is using any of the Acquired Assets previously owned by the Debtor will cause Purchaser to be deemed a successor in any respect to the Debtor’s Business or incur any liability derived therefrom within the meaning of any foreign, federal, state, or local revenue, pension, ERISA, tax, labor, employment, immigration, environmental, or other law, rule or regulation (including, without limitation, filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect the Debtor’s liability under such law, rule, or regulation or doctrine. The provisions is binding upon all persons, Governmental Units (as defined in sections 101(27) and 101(41) of the Bankruptcy Code) and all holders of Interests who have received notice pursuant to any or all of the Certificates of Service.

26.             Purchaser has not assumed or is otherwise not obligated for any of the Debtor’s obligations or liabilities other than as set forth in the APA or this Order. Consequently, all persons, Governmental Units (as defined in sections 101(27) and 101(41) of the Bankruptcy

Code) and all holders of Interests based upon or arising out of “Excluded Liabilities” (as defined in the APA, which definition is incorporated herein) or any other liabilities retained by the Debtor, are hereby prohibited from taking any action against Purchaser or the Acquired Assets, including asserting any setoff, right of subrogation of any kind, to recover any Interests or on account of any Excluded Liabilities or any other liabilities of the Debtor other than liabilities expressly assumed pursuant to the APA. Except as otherwise set forth in this Order, all persons holding or asserting any Interests or cause of action in any assets excluded from the Acquired Assets, are hereby prohibited from asserting or prosecuting such Interests or cause of action against Purchaser or the Acquired Assets for any liability associated with such excluded asset or any Excluded Liabilities or any other liabilities of the Debtor other than liabilities expressly assumed pursuant to the APA.

27.                     If any person or entity which has filed statements or other documents or agreements evidencing Liens on, or Interests in, all or any portion of the Acquired Assets shall not have delivered to the Debtor prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all liens or interests which the person or entity has or may assert with respect to all or any portion of the Acquired Assets, the Debtor is hereby authorized, and Purchaser is hereby authorized, on behalf of the Debtor and each of the Debtor’s creditors, to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Acquired Assets.

28.                    The failure specifically to include any particular provisions of the APA or any related agreements in this Order shall not diminish or impair the effectiveness of such provision,

it being the intent of the Court, the Debtor and Purchaser that the APA and any related agreements are authorized and approved in their entirety with such amendments thereto as may be made by the parties in accordance with this Order prior to the Closing.

29.                    In the event that Purchaser defaults in the performance of its obligations to purchase the Acquired Assets pursuant to the terms of the APA, then the Debtor is authorized to close the sale of the Acquired Assets with First Tek pursuant to the terms of the First Tek APA, including without limitation those provisions regarding the “Cure Cost Cap’’ (as defined in the First Tek APA) and the payment by the Debtor of all obligations set forth in Paragraph 6(b)(xi) without further Court order. In such event, each of the findings of fact and conclusions of law in this Order that apply to Purchaser, including but not limited to those made pursuant to section 363(n) and (m), shall apply equally to First Tek.

30.                    The Debtor is authorized and directed to pay to First Tek, the First Tek Break-Up Fee, which shall be paid at Closing and shall be free and clear of all Interests, provided however, that in the event pursuant to the terms of paragraph 29 above, the First Tek APA and the Bidding Procedures Order, First Tek becomes the Prevailing Bidder due to Purchaser’s failure to close the Transaction, then First Tek shall not be entitled to be paid the First Tek Break-Up Fee.

31.                    Livingstone is entitled to receive on a final allowed basis, and the Debtor is hereby authorized to pay to Livingstone, a broker commission at Closing equal to the sum of $87,500.00 pursuant to the Livingstone Engagement Agreement attached to the Livingstone Retention Order without further order of Court. Robert H. Steele is entitled to receive on a final allowed basis, and the Debtor is hereby authorized to pay to Mr. Steele, a KEIP payment at Closing equal to the sum of 1.5% of the final adjusted Purchase Price pursuant to the KEIP Order.

32.            This Court retains jurisdiction to interpret and enforce this Order and:

(a)          implement, interpret and enforce the terms and provisions of this Order and the APA, all amendments and revisions thereto, and any waivers and consents thereunder, and of each of the agreements executed in connection therewith;

(b)              Enter orders in aid or furtherance of the sale of the Acquired Assets and of the Transaction;

(c)              Adjudicate all issues concerning any actual or alleged Interests in and to the Acquired Assets and the sale proceeds, including the extent, validity, enforceability, priority and nature of all such actual or alleged Interests;

(d)              Adjudicate any and all remaining issues concerning the Debtor’s rights and authority to assume and assign the Assumed Contracts and the rights and obligations of Purchaser with respect to such assignment and the existence of any default (including any Cure Costs) under any such Assumed Contract; and

(e)              Except as expressly provided for herein, adjudicate any and all issues and/or disputes relating to the Debtor and title or interest in the Acquired Assets and the proceeds of the sale, the Sale Motion and/or the APA;

provided however, that in the event the Court abstains from exercising or declines to exercise such jurisdiction or is without jurisdiction with respect to the Transaction or this Order, such abstention, refusal, or lack of jurisdiction shall have no effect upon, and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

33.             This Order shall be effective as a determination that, on the date of the Closing, all Interests of any kind or nature whatsoever existing as to the Acquired Assets prior to the

Closing have been unconditionally released, discharged, and terminated as to the Acquired Assets, with such Interests to attach to the proceeds of the sale, and that the conveyances described herein have been effected.

34.             This Order shall be effective and enforceable immediately upon entry and the 14-day stay period provided by Bankruptcy Rule 6004(h) shall not apply so that the Transaction may close immediately. In the absence of any person or entity obtaining a stay pending appeal, the Debtor and Purchaser are free to close under the APA at any time. In the absence of any person or entity obtaining a stay pending appeal, if the Debtor and Purchaser close under the APA, Purchaser is acting in “good faith” and is entitled to the protections of section 363(m) of the Bankruptcy Code as to all aspects of the transactions under and pursuant to the APA if this Order or any authorization contained herein is reversed or modified on appeal.

Dated: December 1, 2017

This order prepared by:

Chad H. Gettleman, Esq. (ARDC #627969)

Nathan Q. Rugg, Esq. (ARDC #944858)

ADELMAN & GETTLEMAN, LTD.

53 W. Jackson Blvd., Suite 1050

Chicago, IL 60604

EXHIBIT A -APA

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 20th, 2017 (the “Effective Date”) by and between STRATITUDE, INC., a California corporation (“Seller”), and JA Tech Inc, a NJ based Corporation, and its designee(s) and assignee(s) (“Buyer”, and together with Seller, the “Parties”’).

WITNESSETH:

A.              WHEREAS, Seller is engaged in the information technology sector as a provider of consulting and staffing services to a variety of industries (collectively, the “Business”);

B.              WHEREAS, Seller operates the Business from offices it leases located in Pleasanton, California (the “Leased facility”);

C.               WHEREAS, on October13,2017 (“Petition Date”), Seller filed a voluntary petition for relief commencing a case under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), designated as Case Number 17-30724 (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Northern District of Illinois,
Eastern Division (the “Bankruptcy Court”);

D.              WHEREAS, prior to, and continuing after the commencement of the Chapter 11 Case, Seller has solicited offers to purchase the “Acquired Assets”, as defined below, in order to permit a purchaser the ability to operate the Business;

E.               WHEREAS, Seller has retained the brokerage firm of Livingstone Partners, LLC as its exclusive broker to market and solicit offers to purchase Seller’s assets necessary to operate the Business (“Livingstone”);

F.               WHEREAS, as more fully set forth in the Sale Motion, the relief sought therein encompassed Seller’s sale and marketing efforts for the Business;

G.               WHEREAS, on November 3,2017, pursuant to a motion filed by Seller in the Chapter 11 Case on October 24,2017 [Docket No. 196] (“Sale Motion”), the Bankruptcy Court entered that certain Order, (A) Approving The Sale Process And Bidding Procedures With Respect To Sale Of Substantially All Of The Assets Of The Debtor’s Business; (B) Approving Form Of And Authorizing The Debtor To Enter Into A Stalking Horse Asset Purchase Agreement; (C) Approving Bid Protection And Break-Up Fee; (D) Scheduling A Public Auction And Subsequent Sale Hearing; (E) Authorizing The Safe Of The Assets Of The Debtor Free And Clear Of Liens, Claims, Encumbrances And Interests; (F) Authorizing The Assumption And Assignment Of Executory Contracts And Unexpired Leases; And (G) Approving The Form Of Notice And Manner Of Notice Of Sale Hearing And Proposed Assumption And Assignment [Docket No. 218] (“Bidding Procedures Order”), AH defined terms herein shall have the same meaning as set forth in the Bidding Procedures Order, unless otherwise noted

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H.               WHEREAS, the Bidding Procedures Order, among other things, approved the Asset Purchase Agreement dated as of October 20,2017, submitted by Buyer, and attached as Exhibit A to the Sale Motion as the “stalking horse bid” for purposes ‘of the Auction (“Stalking Horse Bid”). The Bidding Procedures Order further named Buyer as a Qualified Bidder for the Auction, and the Stalking Horse Bid as the opening bid at the Auction. This Agreement replaces the Stalking Horse Bid in its entirety; and

I.                WHEREAS, pursuant to the terms and conditions of this Agreement, Sections 105 and 363 and all other applicable provisions of the Bankruptcy Code, and Bankruptcy Rule 6004 and 6006 and all other applicable provisions of the Bankruptcy Rules, Seller desires to sell the Acquired Assets, in bulk, to Buyer, and Buyer desires to purchase from Seller the Acquired Assets, in bulk, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the Parties do hereby agree as follows:

1                Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, in bulk, and Buyer shall purchase from Seller, in bulk, at the “Closing”, as defined below, the following assets owned by Seller, wherever located and whenever acquired, necessary or otherwise used to operate the Business (collectively, the “Acquired Assets”);

(a)               All of Seller’s right, title and interest in and to all customer contracts, including, without limitation, all Master Service Agreements entered into during the three (3) years immediately preceding the Effective Date, statements of work and purchase orders to Seller from its customers which are outstanding as of the Closing (collectively, the “Customer Contracts”), including, without limitation, the Customer Contracts identified on Schedule 1(a) attached hereto and made a part hereof, and to the extent any such Customer Contracts constitute executory contracts under Section 365 of the Bankruptcy Code, subject to the terms and conditions concerning “Assumed Contracts”, as defined, and as set forth, in paragraph 5 below;

(b)              All of Seller’s right, title and interest, if any, in and to any and all contracts, agreements and/or understandings with individuals employed and used by Seller in the Business for the performance of the Customer Contracts including such individuals subject to Labor Condition Applications or any other certification or petition with U.S. Citizenship and Immigration Services, the U.S. Department of Labor or the U.S. Department of Homeland Security (with assignment of each employee’s employment to Buyer such mat the obligations owing to such employees shall remain the same but for the identity of Buyer as their new employer), including, without limitation, all employees working for Seller in the Business who: (a) work under the “H-1B Visa” program; and (b) are considered “permanent U.S. residents status pending” (collectively, the “Immigration Related Employees”), as specifically identified on Schedule 1(b) attached hereto and made a part hereof; and to the extent any such agreements with Immigration Related Employees constitute executory contracts under Section 365 of the Bankruptcy Code, subject to the terms and conditions concerning “Assumed Contracts”, as defined, and as set forth, in paragraph 5 below; provided that, on or before the Closing, Buyer

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shall have the right to designate which of the Immigration Related Employees it intends to retain (collectively, the “Retained Immigration Related Employees”);

(c)                All of the following pertaining to the Business and the Acquired Assets, wherever located: historical revenue information per customer; customer files, lists and sales records; supplier files, lists, records and literature; marketing, advertising and promotional materials; records of salesman commissions or other compensation; business plans; all data and other information stored on hard drives (including those located on remote servers, whether operated by Seller or by third party providers); discs, tapes or other media; personnel records for any former employees of Seller as of the Closing who are employed by Buyer after the Closing; and correspondence and other electronic transmissions relating to any and all of the foregoing (collectively, the “Books and Records”), but excluding: (i) all expense and costing information regarding Business sales and operations; (ii) personnel files for any former employees of Seller as of the Closing who are not employed by Buyer within thirty (30) days from and after the Closing, including without limitation, the Immigration Related Employees; (iii) business organizational documents; and (iv) subject to the post-Closing obligations set forth in paragraph 19 below, financial records, income tax returns, checkbooks, cancelled checks, and any other documentation necessary for Seller to conclude the administration of the Chapter 11 Case, including, without limitation, all books, records and documents necessary to prosecute any and all “Causes of Action”, as defined below (collectively, the “Excluded Books and Records”);

(d)              Excluding the “Seller’s Agama Claims”, as defined below, all trade and other receivables and rights to payments arising from products and services sold in the operation of the Business (collectively, the “Receivables’1) including, without limitation, unbilled receivables for products and services provided in the operation of the Business prior to the Closing and the Receivables identified on Schedule 1(d) attached hereto and made a part hereof;

(e)                All intangible assets or intellectual property pertaining to the Business, to the extent assignable and transferable under applicable law (collectively, the “Intangible Assets”), including, without limitation, copyrights, trademarks (common and registered), trade names (including, without limitation Stratitude), service marks, service names, patents, websites (including content thereof), domain names, proprietary information, technical information and data;

(f)                The goodwill associated with the Business;

(g)              All rights and benefits arising out or related to any “Confidentiality Agreements”, as defined in paragraph 4(a) below, made, executed and delivered at any lime to Seller by any third party;

(h)         All computers, telephone equipment and systems, telephone numbers, servers, computer hardware, software (source code and object code) and, to the extent specifically listed on Schedule 1(h) attached hereto and made a part hereof, other tangible personal property used in the operation of the Business, together with all unexpired warranties of manufacturers, vendors or other third parties, if any (collectively, the “Fixed Assets”);

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(i)           Subject to the terms and conditions of paragraph 5 below concerning Assumed Contracts, all of Seller’s right, title and interests in and to all permits, licenses and approvals pertaining to the Business, to the extent they are assignable, if any, including, without limitation, all licenses listed on Schedule 1(i) attached hereto and made a part hereof (collectively, the “Licenses”);

(j)           All rights of setoff and rights of recoupment, known or unknown, contingent or noncontingent relating to the Customer Contracts and/or any employees of Seller retained by Buyer from and after the Closing including, without limitation, any Retained Immigration Related Employees (collectively, the “Retained Setoff Bights”), but excluding any and all other claims, causes of action and rights of recovery of any kind or nature whatsoever against any person or entity arising prior to the Closing and any and all causes of action arising under Sections 510 and 544-553 of the Bankruptcy Code; and

(k)          All of Seller’s right, title and interest in and to any and all other Assumed Contracts subject to the terms and conditions of paragraph 5 below.

2.               Excluded Assets. Anything herein to the contrary notwithstanding, Seller shall retain and shall not sell, convey, transfer, assign or deliver to Buyer any interest in the following assets and properties of Seller, and Buyer hereby acknowledges that it does not have nor will it acquire at Closing or thereafter an interest of any kind whatsoever in the following assets and properties of Seller (collectively, the “Excluded Assets”): (a) excluding only the Acquired Assets, any and all tangible and intangible persona! property assets of any kind or nature whatsoever owned by Seller and used in connection with any and all parts of the Business; (b) any cash or cash equivalents whatsoever, whether on hand, in banks or elsewhere; (c) the Excluded Books and Records; (d) any and all claims, causes of action and litigation rights existing as of the Closing in favor of Seller again Agama Solutions, Inc., its officers, directors, shareholders, agents, representatives, predecessors, successors and assigns (collectively, “Agama”) of any kind or nature whatsoever, arising out of, under or related to Seller’s acquisition of certain assets of Agama pursuant to that certain Asset Purchase Agreement between Seller and Agama dated as of November 3,2016 or otherwise, including, Without limitation, all receivables owing to Seller from Agama for goods and/or services (collectively, the “Seller’s Agama Claims”); (e) excluding only the Retained Setoff Rights, causes of action and litigation rights existing as of the Closing in favor of Seller, including any and all causes of action arising under Sections 510 and 544-553 of the Bankruptcy Code (collectively, the “Causes of Action”); (f) all tax refunds, and all rights or other tax benefits arising from Seller’s net operating losses arising prior to the Closing; (g) ail non-transferable prepaid expenses and deposits arising in connection with the Business; (h) any right, title or interest in and to any insurance policies and/or cash surrender values thereunder or premium refunds therefrom; (i) all executory contracts and unexpired leases which are not Assumed Contracts, including, without limitation all unexpired real property leases and all related leasehold interests, if any; (j) all contract rights, title or interests, including, any refunds or credits, arising out of, under or related to the Excluded Assets, if any; (k) excluding only the Acquired Assets, any and all furniture, fixtures, machinery, equipment and other fixed assets pertaining to the Business, wherever located; and (I) any Intangible Assets related to the Excluded Assets,

3.               Deposit: Purchase Price: Allocation: Proration.

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(a)          Deposit. Buyer shall deliver to Seller concurrently upon the full execution of this Agreement an earnest money deposit to be applied to the “Purchase Price”, as defined below, in accordance with paragraph 3(b) below in an amount equal to ten percent (10%) of the Initial Bid Amount (the “Deposit”). The Deposit shall be made by means of a wire transfer to the non-interest bearing IOLTA trust account maintained by Seller’s counsel, Adelman & Gettleman, Ltd. (“A&G”) at JPMorgan Chase Bank, N.A. (the “Trust Account”) in accordance with paragraph 37 below. The Deposit shall be maintained in the Trust Account pursuant to the terms and conditions of this Agreement.

(b)               Purchase Price. The purchase price for the Acquired Assets (“Purchase Price”) shall be the sum of: (i) One Million Seven hundred thousand Dollars ($1,700,000/-) (“Initial Bid Amount”): (ii) plus, the amount, if any, by which the amount of the Receivables aged less than 90 days at Closing exceeds $1,000,000; (iii) minus, the amount, if any, by which $ 1,000,000 exceeds the amount of the Receivables aged less than 90 days at Closing; and (iv) plus, if applicable, any adjustments made as a result of competitive bidding at the Auction. The Purchase Price less only the Deposit (“Closing Cash Payment”), shall be payable to Seller at the Closing by wire transfer. At Closing, A&G shall deliver the Deposit to Seller to be applied to the Closing Cash Payment, The total purchase price for the bid would be $1.7 Million subject to adjustment of Receivables as mentioned above.

(d)               The Parties agree that the allocation of the Purchase Price among the Acquired Assets shall be within the sole discretion of Buyer.

(d)               All taxes, utilities, rents and other items customarily prorated between a buyer and a seller in transactions of this type shall be prorated on a per diem basis between Buyer and Seller as of the Closing. Seller shall not deduct from employee wages or with respect to other similar deductions more than the amount necessary to cover the per diem amounts through the Closing.

4.                Method of Sale; Bankruptcy Court Approval.

(a)               In addition to subparagraphs (b) - (d) below, the terms and conditions of the Bidding Procedures Order are expressly incorporated into this Agreement, and set forth the method of the sale and obtaining Bankruptcy Court approval for the sale of the Acquired Assets contemplated in this Agreement.

(b)              Before the start of the Auction, Seller shall provide a copy of the then-current and updated list of outstanding Receivables and a current updated reserve amount for uncollectible Receivables, as then maintained in Seller’s books and records.

(c)               Seller shall have the right to provide any third party with any information which that third party reasonably requests concerning the Business and/or the Acquired Assets so as to allow that third party to have the information on which to base a bid for the Acquired Assets; provided however, that Seller must first obtain the execution and delivery of a confidentiality agreement from said third party(s) (“Confidentiality Agreements”), in form and substance substantially similar to the Confidentiality Agreement signed by Buyer, and further

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(d)         Subject to the rights and remedies of the Parties set forth in paragraph 16 below, if this Agreement is not the Prevailing Bid or the Runner-Up Bid, then upon the conclusion of the Sale Hearing, this Agreement shall be considered null and void and of no legal effect whatsoever upon Seller’s return of the Deposit to Buyer which shall occur within three (3) business days after the conclusion of the Sale Hearing, and, if applicable, upon the closing of the Prevailing Bid, the payment of the Break-Up Fee to Buyer, and each party hereto shall otherwise suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement.

5.              Assumption of Executory Contracts and Unexpired Leases.

(a)                Seller agrees to seek authority to assume and assign to Buyer, should this Agreement be the Prevailing Bid or the Runner-Up Bid (and subsequently becomes the Prevailing Bid), any and all executory contracts and unexpired leases to which Seller is a party and which Buyer identifies to Seller within one (1) business day prior to the Sale Hearing, that Buyer wishes to assume (collectively, the “Assumed Contracts”), including, without limitation, Seller’s agreements with billable subcontractors necessary or otherwise used in the operation of the Business, if such subcontractor agreements are subject to the provisions of Section 365 of the Bankruptcy Code.

(b)               If Buyer, in its sole discretion, elects to waive the condition precedent regarding Seller’s assumption of any Assumed Contracts, Buyer shall have confirmed such waiver(s) in writing on or before the Sale Hearing.

(c)               Buyer shall pay no more than $ 100,000 (the “Cure Cost Cap”) of any cure costs required to be paid under Section 365(b)(1)(A) of the Bankruptcy Code with respect to the Assumed Contracts (the “Cure Costs”), whether related to the Retained Immigration Related Employees or otherwise, as a condition of all Assumed Contracts being assigned to Buyer pursuant to the Sale Order at the Closing, Buyer’s obligations to pay Cure Costs, if any, shall be payable from the first $100,000 of the Purchase Price. Any portion of the $100,000 not used to pay Cure Costs shall remain part of the Purchase Price and be paid to Seller at Closing in accordance with the terms of this Agreement.

6.              Closing.

(a)          Closing Date. In the event that Buyer is the Prevailing Bidder and this Agreement is approved by order of the Bankruptcy Court at the Sale Hearing, then subject to the terms and conditions of this Agreement, as may be amended at the Auction and the Sale Hearing, the consummation of the transactions contemplated herein (the “Closing”), shall take place at A&G’s offices following the Sale Hearing, if practicable, or at 10:00 a.m. (Central time) on Friday, December 1, 2017, or such other location, time and date as shall be mutually agreed upon by the Parties, but in no event later than Monday, December 4,2017 (“Outside Date”). The time of the Closing shall be deemed to be effective as of 12:01 a.m. (Central lime) on the date of the Closing.

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(b)          Seller’s Deliveries at Closing. At the Closing, Seller shall execute and deliver or cause to be executed and delivered to Buyer the following, each of which is a condition precedent to Buyer’s obligation to proceed at Closing:

(i)          A duly executed quitclaim bill of sale and assignment for all of the Acquired Assets, provided that Buyer may elect to have separate quitclaim bills of sale and assignment for individual categories of Acquired Assets and/or Licenses and/or Assumed Contracts;

(ii)        Copies of all consents, waivers and approvals necessary to consummate the transactions contemplated herein;

(iii)        A copy of the entered Sale Order;

(iv)       A then-current and updated list of outstanding Receivables and a current updated reserve amount for uncollectible Receivables, as then maintained in Seller’s books and records, which shall be maintained in accordance with generally accepted accounting principles and prepared in a manner consistent with Schedule 1(d) hereof;

(v)        A statement (the “Closing Statement”), setting forth Seller’s calculation of the adjustment, if any, of the Purchase Price pursuant to Section 3(b)(ii) or (iii) and the distribution of the Purchase Price proceeds at Closing;

(vi)       UCC termination statements as to all of the Acquired Assets sold to Buyer in recordable form and, if necessary, executed by the appropriate officer(s) of all secured parties holding liens therein, with the cost of recordation to be at Buyer’s sole cost;

(vii)      Copies or originals of all the Books and Records;

(viii)     Originals of the Assumed Contracts, and if unavailable, true and correct copies thereof;

(ix)       A certified resolution of Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement:

(x)         If requested by Buyer, notices in a form reasonably satisfactory to Buyer executed by Seller’s Chief Executive Officer to each customer or account debtor of Seller, as the case may be, of the sale of the Acquired Assets and/or Buyer’s right to collect sales proceeds on all Receivables;

(xi)       Subject to all applicable local, state and federal laws, including federal bankruptcy laws, reasonable evidence of Seller’s payment of all wages and related taxes, employee benefits, employee expense reimbursements, employee per diems and all other employee-related expenses relating to the Acquired Assets, including, without limitation, all independent contractor and/or subcontractor expenses, incurred prior to Closing consistent with Seller’s past practices concerning the timing of such payments, and adequate assurance of Seller’s ability and commitment to pay all such pre-Closing wages and expenses that are payable after the Closing consistent with the timing of Seller’s past practices; and

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(xii)       Such other instruments and documents as Buyer shall reasonably request to consummate the transactions contemplated in this Agreement.

(c)          Buyer’s Deliveries at Closing; At the Closing, Buyer shall execute and deliver or cause to be executed and delivered to Seller the following:

(i)          The Closing Cash Payment by wire transfer;

(ii)         A certified resolution of Buyer’s Board of Directors, or manager and member(s), as the case may be, authorizing the execution, delivery and performance of this Agreement;

(iii)        Countersignatures to the documents described in subparagraph (b)(i) above acknowledging receipt of any such property conveyed (hereby; and

(iv)       Such other instruments and documents as Seller shall reasonably request to consummate the transactions contemplated in this Agreement.

7.                Delivery and Condition of the Acquired Assets.

(a)                Immediately upon completion of the Closing, Seller shall be deemed to have: (i) fully and completely turned over to Buyer the possession, custody and control of the Acquired Assets; and (ii) vacated the Leased Facility, if such lease becomes an Assumed Contract. If the lease for the Leased Facility does not become an Assumed Contract, then Buyer shall have seven (7) calendar days from and after the Closing, at no cost to Buyer, to remove all of the Acquired Assets from the Leased Facility. From and after the Closing, Seller is. not assuming and shall not be liable or responsible for any or all loss, cost, damages, expenses or liabilities of any kind or nature whatsoever arising out of, under or related to Buyer’s storage, use, removal, sale, transfer, conveyance or other disposition of the Acquired Assets, Legal title to, and all risk of loss for, the Acquired Assets shall be transferred to Buyer effective upon the Closing. Subject only to the Assumed Liabilities, Seller agrees that it shall be solely responsible and liable for any loss, cost, damages, expenses or liabilities of any kind or nature whatsoever arising out of, under or related to the Acquired Assets prior to Closing, and accordingly. Buyer is not assuming and shall not be liable or responsible for any or all such liabilities or obligations.

(b)               Subject to the express terms and conditions of this Agreement, Buyer agrees that it is purchasing and shall take possession of the Acquired Assets at the Closing in their AS IS, WHERE IS condition, with all latent or patent faults, and acknowledges that it has previously been given the opportunity to and has conducted such investigations and inspections of the Acquired Assets as Buyer has deemed necessary or appropriate for the purposes of this Agreement

(c)          EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, AND HEREBY DOES NOT MAKE OR INTEND TO MAKE, AMY EXPRESS OR IMPLIED
REPRESENTATIONS, STATEMENTS, WARRANTIES, OR CONDITIONS OF ANY KIND OR NATURE WHATSOEVER CONCERNING THE ACQUIRED ASSETS, INCLUDING WITHOUT LIMITATION OF THE GENERALITY OF THE FOREGOING, THE

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CONDITION, WORKING ORDER, SUFFICIENCY, QUANTITY AND/OR QUALITY OF ANY OR ALL OF THE ACQUIRED ASSETS; THE COLLECTIBILITY OF ANY OR ALL OF THE RECEIVABLES; THE ASSIGNABILITY OF THE INTANGIBLE ASSETS OR ANY OF THEM; THE LEASED FACILITY’S ENVIRONMENTAL STATUS AND CONDITIONS, ROOF, HEATING, CENTRAL COOLING, VENTILATING, LIGHTING, PLUMBING AND ELECTRICAL FIXTURES AND SYSTEMS, BASEMENT FLOODING, LEAKS, SEEPAGE, INSECT INFESTATION: THE ABILITY TO USE THE TELEPHONE NUMBERS; SELLER’S IMMIGRATION RELATED EMPLOYEES LEGAL STATUS; ANY AND ALL MATTERS RELATING TO THE IMMIGRATION RELATED EMPLOYEES; PRIOR OR PENDING FILINGS BY SELLER OF ANY KIND OR NATURE WITH ANY AGENCY OR DEPARTMENT OF THE UNITED STATES, STATE OR MUNICIPALITY; SELLER’S EQUITY SECURITY HOLDERS, CREDITORS, EMPLOYEES, ASSETS, LIABILITIES, BUSINESS, OPERATIONS, PROFITABILITY OR LACK THEREOF, PROJECTIONS, ESTIMATES, BUDGETS, QUADRANTFOUR SOFTWARE SOLUTIONS (PVT.) LIMITED, FIRST TEK SERVICES (PVT.) LIMITED. OR ANY OTHER MATTERS OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF, UNDER OR RELATED TO THE ACQUIRED ASSETS AND/OR THE MATTERS LEADING UP TO THIS AGREEMENT; THE COMPLETENESS OR ACCURACY OF SELLER’S PAST OR PRESENT FINANCIAL STATEMENTS, BOOKS AND RECORDS, ACCOUNTANT’S WORK PAPERS, FEDERAL AND STATE TAX RETURNS, AND OTHER FINANCIAL INFORMATION; OR ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE,

8.                Conditions Precedent to the Obligations of Buyer, All obligations of Buyer hereunder arc subject to the fulfillment, at or prior to the Closing, of each of the conditions precedent set forth below or otherwise contained herein:

(a)               The representations and warranties of Seller contained herein shall be true and correct on and as of Closing in all material respects, with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated hereby (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date),

(b)              Seller shall have performed ail of its obligations and agreements, and complied with all of its covenants herein, to be performed and complied with by Seller at the Closing or such earlier date as herein specified. At the Closing, Seller shall deliver possession of the Acquired Assets to Buyer as set forth herein,

(c)               There shall have been no material and adverse change in the Acquired Assets from me date hereof until the Closing except as disclosed, and reasonably acceptable to, Buyer.

(d)               The Closing Statement shall be in form and substance acceptable to Buyer with respect to the calculation of any adjustment of the Purchase Price pursuant to Section 3(b)(ii) or (iii).

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(e)          The Bankruptcy Court shall have entered an order, in form and manner reasonably acceptable to Buyer: (i) approving the sale, transfer and assignment of the Acquired Assets to Buyer upon the terms and conditions set forth in this Agreement (or as may have been amended with the consent of the Parties hereto at the Auction and/or the Sale Hearing), free and clear of any and all Hens, claims and encumbrances (other than the Assumed Liabilities); (ii) providing that any and all valid liens, claims, encumbrances, and interests, if any, shall attach to the Purchase Price at Closing; (iii) finding that the notice of the proposed sale of the Acquired Assets sent by Seller pursuant to the Bidding Procedures Order, and the service thereof, were sufficient under the circumstances; (iv) containing a finding that all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Acquired Assets free and clear of all liens, claims and encumbrances (other than Assumed Liabilities), whether known or unknown, have been satisfied; (v) containing a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code; (vi) containing a finding that Buyer and Seller did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code; (vii) containing a finding that the terms and provisions of this Agreement are fair and reasonable; (viii) authorizing the assumption and assignment of the Assumed Contracts to Buyer; (ix) authorizing Buyer, for its benefit and at its sole expense and cost, after Closing: (A) to collect, demand and receive from any third party any and all Acquired Assets; (B) to institute and prosecute any and all actions, suits or proceedings, at law, in equity or otherwise, which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, to defend or compromise any and all actions, suits or proceedings in respect of any of the Acquired Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable; and (C) to take any and all other reasonable action designed to vest more fully in Buyer the Acquired Assets in order to provide for Buyer the benefit, use, enjoyment and possession of such Acquired Assets; and (x) containing such other findings and granting such other relief as is necessary, reasonable and customary in connection therewith (“Sale Order”).

9.                Conditions Precedent to the Obligations of Seller. All obligations of Seller hereunder are subject to the fulfillment, at or prior to the Closing, of each of the conditions precedent set forth below or otherwise contained herein:

(a)               The representations and warranties of Buyer herein contained shall be true and correct on and as of the Closing in all material respects, with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated hereby (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)               Buyer shall have performed all of its obligations and agreements, and complied with all of its covenants herein to be performed and complied with by Buyer at the Closing or such earlier date as herein specified. At the Closing, Buyer shall take possession of the Acquired Assets as contemplated herein.

(c)               The Sale Order shall have been entered by the Bankruptcy Court.

10.             Covenants. Between the date hereof and the Closing, Seller and Buyer hereby covenant and agree, as the case may be, as follows:

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(a)              Seller shall not sell, lease, transfer, convey, assign or dispose of in any manner whatsoever, any of the Acquired Assets, except in the ordinary course of Sellers Business consistent with past practices. For purposes of this paragraph 10(a), it shall apt be considered in the ordinary course of Seller’s business for Seller to offer a discount, payment incentive or any Other initiative to accelerate payment of the Receivables prior to Closing.

(b)              Seller agrees to maintain and preserve the Acquired Assets prior to the Closing in their present state and condition in all material respects, subject to ordinary wear and tear, and sales in the ordinary course of the Business consistent with past practices.

(c)          Seller shall pay in full, in the ordinary course of its Business, all other charges, bills and invoices for utilities, goods, materials and services of any kind relating to the Acquired Assets for the period during Seller’s ownership of the Acquired Assets, as and when they become due, unless Seller contests same in good faith.

(d)              Seller agrees to maintain the Books and Records in a complete and accurate manner on a basis consistent with bookkeeping and accounting practices utilized by Seller from and after December 12.2016.

(e)              Each of the Parties agrees not to knowingly take, or Fail to take, any action which by reason of taking or such failure to take would make any representations or warranties of each Party herein materially untrue, inaccurate or otherwise misleading.

(f)                Each of the Parties agrees to take all business organizational and other action necessary to consummate and carry out the transactions contemplated herein, subject to the terms and conditions of this Agreement, and to use all commercially reasonable diligence to obtain the entry of the Bidding Procedures Order and Sale Order.

(g)              Seller will: (i) not subject the Acquired Assets or any portion thereof to any additional liens, encumbrances, covenants, restrictions, conditions, or similar matters which will not be eliminated prior to the Closing; and (ii) will promptly advise Buyer in writing of: (A) any litigation or notice received with respect to the Acquired Assets or any portion of the Acquired Assets of which Seller has actual knowledge; (B) any hearings, meetings, developments and other matters pertaining to the Acquired Assets of which Seller has actual knowledge; or (C) any material changes of facts or conditions with respect to the Acquired Assets of which Seller has actual knowledge and that causes or is likely to cause any of Seller’s representations or warranties to be inaccurate in any material respect.

11.              Seller’s Representations and Warranties. Seller represents and warrants to Buyer, with the intent and understanding that Buyer is expressly relying thereon as a material inducement to enter into this Agreement as follows:

(a)              Seller is a corporation duly organized, validly existing, in good standing under the laws of the State of California.

(b)              Subject only to the entry of the Bidding Procedures Order and the Sale Order, no further approval, consent or other action by any person or entity is required for Seller

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to consummate the transactions contemplated by this Agreement, Seller agrees to use reasonable commercial diligence to obtain the entry of the Bidding Procedures Order add the Sale Order.

(c)               Seller has executed this Agreement subject to the outcome of the Auction and the terms and conditions of the Bidding Procedures Order and the Sale Order, provided however, that if this Agreement is determined to be the Prevailing Bid and is approved by the Sale Order, then such execution hereof by Seller shall not be deemed conditional in any respect, subject to all other terms and conditions of this Agreement and the Sale Order.

(d)              Subject only to the entry and terms of the Bidding Procedures Order and the Sale Order, Seller has full power and authority to execute and perform this Agreement and all documents and instruments to be executed by Seller pursuant to this Agreement. This Agreement, and all documents related hereto, have been, or will be, executed and delivered by duly authorized representatives of Seller. Upon the execution hereof by the Patties, this Agreement shall constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the entry and terms of the Bidding Procedures Order and the Sale Order.

(e)          No consent, authorizations order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any state or political subdivision thereof is required for or in connection with the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that Seller makes no representations or warranties as to Buyer’s ability to obtain any licensing, approval, consent or order of such governing or regulatory body or otherwise.

(f)          Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller’s organizational documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Seller is a party or by which Seller is bound.

(g)         Seller has good and marketable title to all of the Acquired Assets being sold, transferred, conveyed and assigned to Buyer,

(h)         With respect to Receivables outstanding for less than 120 days, Seller has received no notice that such Receivables are uncollectible, except as otherwise disclosed to Buyer in writing.

12.              Buyer’s Representations and Warranties. Buyer represents and warrants to Seller, with the intent and understanding that Seller is expressly relying thereon as a material inducement to enter into this Agreement as follows:

(a)               Buyer is a corporation duly organized and validly existing under the laws of the State of New Jersey.

(b)               Buyer has full power and authority, and financial wherewithal, to execute and perforin this Agreement and all documents and instruments to be executed by Buyer

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pursuant to this Agreement, This Agreement, and all documents related hereto, have been, or will be, executed and delivered by a duly authorized representative of Buyer. Upon the execution hereof by the Parties, this Agreement shall constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(c)               No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any State or political subdivision thereof is required for or in connection with the consummation by Buyer of the transactions contemplated by this Agreement

(d)              Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Buyer’s organizational documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Buyer is a party or by which Buyer is bound.

(e)              Buyer agrees that it has or shall be deemed to have completed all of its due diligence efforts regarding the Business and the Acquired Assets and/or to have waived further due diligence requirements upon the Effective Date.

13.              Post-Closing Liabilities / Liabilities Not Assumed.

(a)          Post-Closing Liabilities. Effective upon, and from and after Closing, in addition to those liabilities of Seller expressly assumed by Buyer hereunder, Buyer shall be solely liable and responsible for all of the following obligations, all of which shall survive the closing (collectively, the “Post-Closing Liabilities”):

(i)         Any or all liabilities or obligations of any kind or nature whatsoever arising from and after the Closing out of, under, or related to the Acquired Assets;

(ii)        Any and all loss, cost, claim, liability, damage and expense of any kind whatsoever (including, without limitation, reasonable attorney’s fees, legal and other expenses incurred by Buyer in connection therewith), that Buyer may at any time suffer, sustain, incur, realize or become subject to which arises out of, under, or relates to the Acquired Assets and Buyer’s use thereof from and after the Closing;

(iii)       All costs and expenses to be incurred from and after the Closing in connection with the fulfillment of the Customer Contracts Orders and other Assumed Contracts;

(iv)       All Cure Costs due and owing under the Assumed Contracts assigned to, and assumed by, Buyer at Closing; provided that Buyer’s obligations with respect to all such Cure Costs shall not exceed the Cure Cost Cap and shall be payable from the Purchase Price;

(v)        All employment claims, charges or grievances by any present or former employees of Seller with respect only to claims arising out of, under, of related to Buyer’s employment of such employees from and after the Closing, it being understood by the

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Parties that Buyer shall have the right, in its sole discretion, but not the obligation, to make offers of employment to any or all of Seller’s former and/or current employees upon such terms as Buyer sees fit, in its sole and absolute discretion, with any and all such offers of employment, if any, commencing only after the Closing; and

(vi)       Any and all loss, costs, damages, expenses or liabilities of any kind or nature whatsoever incurred from and after the Closing and arising out of, under or related to: (A) Buyer’s storage, use, removal, sale, transfer, conveyance or other disposition of the Acquired Assets; and (B) any damage caused to the Acquired Assets by Buyer’s representatives in connection with the use, storage and/or removal of the Acquired Assets, including any and all costs of repair or remediation required as a result thereof.

(b)          Unassumed Liabilities. Except as is expressly provided in the preceding paragraph concerning the Post-Closing Liabilities, and notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer is not assuming, nor shall it in any way be liable or responsible for, any liabilities, obligations or debts relating to the Business or the Acquired Assets prior to Closing, whenever arising and whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise (collectively, the “Unassumed Liabilities”), including, without limitation of the generality of the foregoing;

(i)          All operating costs and expenses incurred and unpaid by Seller arising out of, under or related to the Business prior to Closing;

(ii)         Any claims or pending litigation or proceedings relating to any action with respect to the operation of the Business or the Acquired Assets prior to the Closing;

(iii)        All liabilities or obligations for Immigration Related Employees, arising prior to Closing, including, without limitation: (A) payroll wages and payroll withholding taxes; (B) health care (medical and dental) insurance premiums; (C) all liability for the attestations made in the Labor Condition Application for each Immigration Related Employee from the original petitioning employer; and (D) the satisfaction of any other obligation under any visa, visa application, obligation to or claimed by any governmental entity (including without limitation, U.S. Citizenship and Immigration Services, the U.S. Department of Labor and the U.S. Department of Homeland Security) in connection with immigration status or permission to work in the United States (including but not limited to all pending/approved Labor Certifications and 1-140 applications); provided that each such Retained Immigration Related Employee’s employment mat is to be assigned to Buyer at Closing pursuant to section 1(b) of this Agreement shall be assigned such that the obligations to such Retained Immigration Related Employee from and after the Closing shall remain the same but for the identity of the new employer which as of the Closing shall be Buyer;

(iv)       Any obligations or liabilities of Seller under any employee pension, retirement, health, disability, or other benefit plans;

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(v)        All employment claims, charges or grievances by any present or former employees of Seller with respect only to claims arising out of, under, or related to Seller’s employment of such employees prior to the Closing;

(vi)       Any liability of Seller for income, transfer, sales, use, and other tax, fee, or assessment arising in connection with the consummation of the transactions contemplated hereby;

(vii)      Any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller, its employees, agents, representatives or contractors;

(viii)     Any obligations or liabilities of any kind or nature whatsoever, whether oral or written, to any current or former employee, representative, agent, insider, officer, member or manager of Seller for any employee benefit plans and/or any employment related matters of any kind or nature whatsoever, including, without limitation, salesmen commissions, the employment (or the termination of employment) of any employees of Seller including WARN Act obligations wages, severance or similar termination benefits, vacation, sick leave and/or health insurance matters to any and all of Seller’s employees;

(ix)        All obligations of Seller under any federal state or local laws, statutes, by-laws, regulations or ordinances relating to occupational safety, health, product liability and transportation;

(x)         Any other obligations of Seller not expressly assumed by Buyer under this Agreement; and

(xi)        Seller shall retain all Unassumed Liabilities.

14.                     Intentionally omitted.

15.                    Intentionally omitted.

16.                     Termination and Remedies. This Agreement and the transactions contemplated herein may be terminated prior to Closing pursuant to any of the following:

(a)              By Buyer if the Bidding Procedures Order has not been entered within ten (10) calendar days from the Petition Date;

(b)              By the mutual written consent of Seller and Buyer, in which case, this Agreement shall be null and void and of no legal effect whatsoever upon the return to Buyer of the Deposit which shall occur within three (3) business days after the date of the execution of such mutual written consent, and each of the Parties shall otherwise suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement;

(c)              Upon Seller’s declaration at the Auction of cither a Prevailing Bid or a Runner-Up Bid submitted at the Auction by a third party(ies) other than Buyer, provided that Buyer is not in default hereunder, then this Agreement shall be null and void and of no legal effect whatsoever upon the return of the Deposit which shall occur within three (3) business days

15

after the date of the Auction, and if applicable, payment of the Break-Up Fee, and each of the Parties shall otherwise suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement;

(d)         By either of the Parties if the other Party materially defaults under this Agreement or the Closing of this Agreement, if approved by the Bankruptcy Court pursuant to the terms of the Sale Order, shall not have occurred at or before the Outside Date; provided, however, that the right to terminate this Agreement under this subparagraph shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date, provided however, that:

(i)         If Buyer is not in default hereunder and Seller fails to make the required deliveries at the Closing or materially defaults under this Agreement with no fault of Buyer, then Buyer shall have the right to: (A) terminate this Agreement and thereupon this Agreement shall be null and void and of no legal effect whatsoever upon the return of the Deposit to Buyer which shall occur within three (3) business days after the date of Seller’s material default, and each of the Parties shall otherwise suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement; (B) pursue the remedy of specific performance of this Agreement in the Bankruptcy Court, in which case, if successful, Buyer shall be entitled to offset from the Closing Cash Payment at Closing all of its reasonable costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees); or (C) waive or agree to modify, in Buyer’s sole and absolute discretion, the occurrences causing Seller’s inability to consummate the transactions contemplated herein, after which Buyer shall be required to consummate the transactions contemplated herein; and

(ii)        If Seller is not in default hereunder, and Buyer in default hereunder fails to pay the Balance of the Purchase Price at the Closing as set forth above, or refuses to close for any reason, then Seller, as its sole remedy, shall be entitled to retain the Deposit as liquidated damages for Buyer’s default,

17.              Brokers. Livingstone is the exclusive sales agent for Seller. Excluding only Seller’s retention of Livingstone, the Parties warrant to each other that they have not engaged, consented to, or authorized any other broker, investment banker, or other third party to act on their behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and that no such other third party is entitled to any fee or compensation in connection with this Agreement or the transactions contemplated hereby by reason of any action of it. Seller shall have the sole responsibility for the payment of any and all compensation to Livingstone in accordance with the underlying engagement agreement between Seller and Livingstone. Seller and Buyer shall indemnify, defend and hold harmless the other from any and all claims of any broker, investment banker, or other broker or finder, arising by, through or under either of them in connection with this transaction, it being agreed that Seller’s indemnity will include any obligations owing to Livingstone. The obligations of the Parties under this paragraph will survive the Closing or any termination of this Agreement.

18.              Risk of Loss. If a material portion of the Acquired Assets (ten percent (10%) or more of the aggregate replacement cost thereof) shall be damaged by fire or elements or other

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cause prior to the Closing, Buyer may (a) terminate this Agreement in writing at its election, in which case, Buyer shall receive back the Deposit as its sole remedy which shall occur within three (3) business days after the date of such termination, and each of the Parties shall otherwise suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement, and neither Party will have any further right or obligation under this Agreement, except for the covenants contained in this Agreement which expressly survive the termination of this Agreement or Closing, as the case may be, with each party to suffer their own losses, costs, expenses and damages, except as otherwise set forth in this Agreement, or (b) elect to retain the insurance proceeds relating thereto as its sole remedy, and shall be required to close the transactions as otherwise herein contemplated.

19.              Further Assurances; Post-Closing Obligations.

(a)               Seller and Buyer shall each make their respective books and records (including work papers in the possession of their respective accountants and, to the extent they exist, Seller’s annual income tax returns, quarterly tax returns and payroll tax returns for 2014, 2015,2016 and 2017) with respect to the Business and Acquired Assets available for inspection by the other Party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a three (3) year period after the Closing, with respect to all transactions of Seller occurring prior to and relating to the Closing, provided that, with respect to Buyer, its obligation under this subparagraph shall only relate to the Books and Records that are Acquired Assets, and not any of Buyer’s other books and records. As used in this subparagraph, the right of inspection includes the right to make extracts or copies. The representatives of a Party inspecting the records of the other Party shall be reasonably satisfactory to the other Party.

(b)              For a period of ninety (90) days after the Closing, Buyer shall, at no cost to Seller, for purposes of Seller’s continuing efforts to complete the administration of Seller’s estate in the Chapter 11 Case, make reasonably available to Seller during all normal business hours: (1) all Fixed Assets located at the Leased Facility, if any such lease becomes an Assumed Contract; and (2) the employees of Seller that Buyer hires, if any, including, without limitation, any Retained Immigration Related Employees.

(c)          On and after the date of the Closing, Seller shall not deposit any checks made payable to Seller on account of any of the Acquired Assets and shall hold any such checks in trust for Buyer until such time as Seller delivers such checks to Buyer, which delivery shall occur no later than two (2) business days after Seller receives such checks. Furthermore, on and after the date of the Closing, any payments received by Seller via direct deposit, wire transfer or other form of electronic payment on account of any of the Acquired Assets shall be held by Seller in trust for Buyer until such time as Seller transfers such payments to Buyer, which transfer shall occur no later than two (2) business days after Seller receives such payments.

(d)         From and after the Closing, Seller hereby constitutes and appoints Buyer the true and lawful attorney and attorneys of Seller, with full power of substitution, in the name of Buyer or in the name and stead of Seller, but on behalf of, for the benefit and at the expense of Buyer, solely for the purpose of endorsing and/or otherwise negotiating any checks or other instruments representing payments on Receivables which may be made payable to Seller. Seller

17

acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason.

(e)          From and after the Closing for a period of ninety (90) days, Seller agrees to forward to Buyer all emails received in connection with the Business.

(f)           From and after the Closing, the Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Acquired Assets to Buyer on the terms herein contained and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

20.              Entire Agreement. This Agreement, including those documents identified herein or to be appended hereto as schedules constitutes the entire contract between the Parties relating to the subject matter hereof and is the final and complete expression of their intent. No prior or contemporaneous negotiations, promises, agreements, covenants, or representations of any kind or nature, whether made orally or in writing, have been made by the Parties, or any of them in negotiations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated into this Agreement; it being the intention of the Parties hereto that in the event of any subsequent litigation, controversy, or dispute concerning the terms and provisions of this Agreement, no Party shall be permitted to offer to introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing. This Agreement can be changed, modified or amended only by a writing executed by the Parties. Except as expressly provided herein, no conditions of any kind or nature exist to the legal effectiveness of this Agreement which shall be in full force and effect immediately upon execution and delivery by the Parties hereto.

21.              Survival of Representations and Warranties. The warranties and representations of the Parties hereto as expressed herein shall survive the Closing for a period of one (1) year from the Closing.

22.             Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, electronically, by nationally recognized private courier, or by United States mail Notices delivered by mail shall be deemed given five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail Notices delivered by nationally recognized private courier (such as Federal Express) shall be deemed given on the date rcceived,as verified by a nationally recognized private courier. Notices delivered by hand, electronically, or by facsimile shall be deemed given on date received; provided, however, that a notice delivered by facsimile or e-mail shall only be effective if such notice is also delivered by hand, by nationally recognized private courier, or deposited in the United States mail, postage prepaid, registered or certified mail on or before two (2) business days after its delivery by facsimile or e-mail. All notices shall be addressed as follows (or to such other address as any party shall have advised the others in writing):

If to Seller addressed to:

Stratitude, Inc.

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c/o Quadrant 4 System Corporation

1501 E. Woodfield Rd., Suite 205 S

Schaumburg, 1L 60173

Attention:              Mr. Robert H. Steele, CEO (Robcrt.steeie@qfor.com)

With a copy (which shall not constitute notice) to:

Adelman & Gettleman, Ltd.

53 West Jackson Blvd., Suite 1050

Chicago, 1L 60604

Attention:             Chad H. Gettleman, Esq. (chg@ag-ltd.com)

                               Nathan Q. Rugg, Esq. (nqr@ag-ltd.com)

Phone:                   (312)435-1050

Facsimile:              (312)435-1059

and

Nixon Peabody, LLP

Three First National Plaza

70 West Madison Street, Suite 3500

Chicago 11, 60602

Attention:              Gary I. Levenstein, Esq. (gilevenstein@nixonpeabody,com)

                                David R. Brown, Esq. (drbrown @ nixonpcabody.com)

Phone:                    (312)977-4400

Facsimile:               (312)977-4405

if to Buyer addressed to:

JA Tech Inc., 56 Utica Road, Edison, NJ 08820,

With a copy (which shall not constitute notice) to:

JA Tech Inc., 56 Utica Road, Edison, NJ08820

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this paragraph.

23.              No Contract until Execution. Subject to the provisions of this Agreement, the Bidding Procedures Order and the Sale Order, this Agreement shall become valid and binding only after it is executed and delivered by the Parties. Until execution hereof, it is the intention of the Parties that: (a) no agreement, contract, offer of agreement or proposal arises; and (b) no estoppel is created by the submission of any draft hereof or any other conduct of the Parties.

24.              Expenses. Subject to the terms and conditions of this Agreement, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation

19

of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and other professional fees and expenses.

25.              Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party,

26.                     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to convey on any person other than the Parties hereto, and their respective successors and permitted assigns, any righto, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

27.                     Amendments. This Agreement and all of the terms and conditions herein shall in no way be altered, amended or modified by except pursuant to written agreement of Buyer and Seller.

28.                     Assignability. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

29.                     Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State. Any disputes arising under this Agreement shall be brought in the Bankruptcy Court.

30.                     Prevailing Party Fees. Each Party shall be responsible for the fees of its counsel, provided, however, if any action is brought by either Party in respect to its rights under this Agreement, the substantially prevailing party will be entitled to recover reasonable attorneys’ fees and court costs from the non-prevailing Party as determined by the Bankruptcy Court.

31.                     Severability. If any provision of this Agreement shall be judicially determined to be unenforceable or invalid, the remainder of this Agreement shall be unaffected to the greatest extent possible.

32.              Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

33.              Time of Essence. Time is of the essence to this Agreement.

34.              Counterparts. This Agreement, and any document or instrument executed pursuant hereto, may be executed in one or more counterparts, each of which shall be deemed an

20

original, and all of which together shall constitute one and the same instrument. An electronically transmitted copy shall be treated as an original.

35.              Construction of Terms. This Agreement has been drafted jointly by the Parties in full consultation with their respective attorneys, and no ambiguity in this Agreement shall be interpreted or construed against any of the Parties.

36.              Recitals. The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the Parties in executing this Agreement, and describing the circumstances surrounding its execution. Accordingly, said recitals are by express reference made a part hereof, and this Agreement shall be construed in the light thereof.

37.              Deposit Holder. The Parties and A&G agree that the disbursement of the Deposit by A&G shall be strictly in accordance with the terms and conditions of this Agreement, and that the acceptance by A&G of its duties as deposit holder under this Agreement is subject to the following terms and conditions, which the Parties agree shall govern and control with respect to A&G’s rights, duties and liabilities and immunities:

(a)               A&G is not a party to and is not bound by any agreement which may be evidenced by, or arises out of this Agreement, other than as is expressly set forth herein;

(b)              A&G acts hereunder as a depository only, is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the undertakings herein;

(c)               Upon completing the performance of all services set forth above, A&G will be released and acquitted from any further liability concerning this Agreement;

(d)              In the event conflicting claims are made to the Deposit, or in any action brought by any Party arising out of A&G’s duties as deposit holder under this Agreement, A&G reserves the rights in its sole discretion, to seek to deposit the Deposit with the Clerk of the Bankruptcy Court pursuant to an interpleader action to resolve claims to the Deposit and/or cross claim Seller or Buyer, as the case may be. In any such event, Seller and Buyer agree that A&G shall be reimbursed from the Deposit for legal services rendered and costs incurred by or on behalf of A&G in connection therewith subject to further order of the Bankruptcy Court;

(e)               Any changes in the terms or conditions concerning the holding and/or disbursement of the Deposit may be made only in writing signed by the Parties and A&G;

(f)                A&G shall not be in breach of any of its obligations hereunder as a consequence of it complying with an order of the Bankruptcy Court; and

(g)              Seller, Buyer and A&G, and each of them, hereby irrevocably agree that all actions or proceedings of any kind or nature whatsoever arising out of, under or related to the Deposit and/or A&G”s rights and responsibilities concerning the Deposit shall be litigated solely in the Bankruptcy Court- and for the purposes thereof, hereby consent and submit to the jurisdiction of the Bankruptcy Court.

21

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

SELLER:

STRATITUDE, INC.

By:
Its:

BUYER:

JA Tech Inc

By:	Awatar Garewal
Its:

Agreed to as Deposit Holder under Paragraph 37 only:

Adelman & Gettleman, Ltd.

By:
Its:

22

Schedule 1(a)

CUSTOMER CONTRACTS

Schedule to be provided at closing.

Schedule 1(b)

WORKFORCE

Sr. No.	Name	Customer	Exp.Auth	Type	Skill Set	City	State	Bill Rate	Pay Rate	Health Ins (y/N)	PREM	1-40	Category	DOH
1	REDACTED	REDACTED	HIB	W2	SFDC	Jacksonville	FL	$25.00	$57.00	Yes	Yes	Approved	EB3	9/28/2009
2	REDACTED	REDACTED	Citizen	W2	Data Analyst	Chicago	IL	$71.88	$52.80	Yes	N/A			12/1/2014
3	REDACTED	REDACTED	HIB	W2	Sharepoint	Hayward	CA	$80.00	$51.50	Yes	Yes	Approved	EB3	7/1/2013
4	REDACTED	REDACTED	HIB	W2	SFDC Developer	Menlo Park	CA	$122.00	$75.00	Yes	Yes	Approved	EB2	4/8/2015
5	REDACTED	REDACTED	HIB	W2	Dot Net Engineer	San Francisco	CA	$64.00	$43.00	Yes				3/17/2014
6	REDACTED	REDACTED	HIB	W2	SFDC	Mountain View	CA	$95.00	$78.00	Yes	Yes	Approved	EB2	12/1/2011
7	REDACTED	REDACTED	HIB	W2	SFDC Consultant	San Francisco	CA	$90.00	$67.00	Yes	Yes	Approved	EB2	12/4/2010
8	REDACTED	REDACTED	STEM OPT	W2	Java Programmer	Simi Valley	CA	$27.00	$22.00	No	N/A			5/2/2016
9	REDACTED	REDACTED	EAD	W2	Tech Lead	San Ramon	CA	$68.00	$54.25	No	N/A			11/7/2016
10	REDACTED	REDACTED	HIB	W2	Sr. Application Developer	Irvine	CA	$80.00	$60.00	Yes	Yes	Approved	EB3	4/14/2014
12	REDACTED	REDACTED	Citizen	W2	BA	Los Angeles	CA	$51.00	$32.00	No				4/21/2016
13	REDACTED	REDACTED	HIB	W2	Senior Business Analyst	Houston	TX	$65.00	$50.00	Yes	Yes	Approved	EB2	9/17/2012
14	REDACTED	REDACTED	OPT	W2	BSA	San Francisco	CA	$62.00	$34.00	Yes				5/4/2016
15	REDACTED	REDACTED	STEM OPT	W2	Java Developer	El Segundo	CA	$70.00	$56.00	No				9/8/2015
16	REDACTED	REDACTED	HIB	W2	QA	Boston	MA	$52.00	$35.00	Yes				1/20/2014
17	REDACTED	REDACTED	GC	W2	QA	Napa	CA	$42.00	$31.00	Yes				5/12/2015
18	REDACTED	REDACTED	HIB	W2	QA	El Segundo	CA	$52.00	$37.00	No				9/14/2015
19	REDACTED	REDACTED	HIB	W2	QA Engineer	Alatteda	CA	$71.00	$53.00	Yes	Yes	Approved	EB3	7/2/2008
20	REDACTED	REDACTED	HIB	W2	Security Analyst	Bloomington	IL	$70.00	$50.00	Yes				1/5/2015
21	REDACTED	REDACTED	HIB	W2	QA Analyst	Westlake Village	CA	$65.00	$49.25	Yes				10/27/2008
22	REDACTED	REDACTED	GC	W2	SFDC Admin	San Jose	CA	$65.00	$42..00	No				4/25/2016
23	REDACTED	REDACTED	GC	W2	QA	Napa	CA	$41.00	$26.00	No				5/24/2016
24	REDACTED	REDACTED	HIB	W2	Salesforce Developer	Houston	TX	$70.00	$45.00	Yes				6/5/2014
25	REDACTED	REDACTED	OPT	W2	BSA	Pittsburg	PA	$58.00	$32.00	Yes				11/21/2016
26	REDACTED	REDACTED	HIB	W2	Oracle DBA	Irvine	CA	$68.00	$50.00	Yes				6/1/2015
27	REDACTED	REDACTED	HIB	W2	BA	Indianapollis	IN	$65.00	$40.00	No	Yes	1-485 Filed	EB2	11/10/2014
28	REDACTED	REDACTED	STEM OPT	W2	BA	Lodi	CA	$42.00	$25.00	Yes				6/23/2016
29	REDACTED	REDACTED	Citizen	W2	BA	San Francisco	CA	$75.00	$45.00	No				1/5/2017
30	REDACTED	REDACTED	EAD	W2	UAT Analyst	San Francisco	CA	$55.00	$35.00	No				2/8/2017
31	REDACTED	REDACTED	HIB	W2	Tech Lead	San Ramon	CA	$64.00	$38.00	Yes				3/9/2015
32	REDACTED	REDACTED	OPT	W2	QA	El Dorado Hills	CA	$59.00	$30.00	No				2/20/2017
33	REDACTED	REDACTED	Citizen	W2	BA	El Dorado Hills	CA	$48.00	$35.00	No				3/22/2017
37	REDACTED	REDACTED	C2C	C2C	Informatica	Reston	VA	$74.00	$68.00	No
38	REDACTED	REDACTED	C2C	C2C	BA	El Dorado Hills	CA	$53.00	$46.00	No
39	REDACTED	REDACTED	C2C	C2C	.Net Architect	Charlotte	NC	$86.00	$80.00	No
40	REDACTED	REDACTED	C2C	C2C	SFDC Developer/Admin	Bonita Springs	FL	$80.00	$72.00	No
42	REDACTED	REDACTED	Citizen	C2C	Lead Penctration Tester	San Jose	CA	$100.00	$95.00	No
43	REDACTED	REDACTED	Citizen	C2C	Sr. PM	Long Beach	CA	$101.00	$98.00	No
44	REDACTED	REDACTED	C2C	C2C	.Net Developer	Datlas	TX	$75.00	$70.00	No
45	REDACTED	REDACTED	GC	C2C	Java Software Engineer	San Prancisco	CA	$105.00	$85.00	No
46	REDACTED	REDACTED	Citizen	C2C	Android Developer	El Segundo	CA	$15.00		No
47	REDACTED	REDACTED	Citizen	MaSh	BA	Anoka	MA	$7.25		No
49	REDACTED	REDACTED	Citizen	MaSh	QA4	Charlotte	NC	$58.00		No
50	REDACTED	REDACTED	EAD	MaSh	Data Analyst	San Leandro	CA	$6.50		No
51	REDACTED	REDACTED	GC	MaSh	QA	San Antonio	TX	$4.00		No
52	REDACTED	REDACTED	GC	MaSh	QA	San Antonio	TX	$8.00		No
53	REDACTED	REDACTED	EAD	MaSh	QA	Tempe	AZ	$8.00		No
54	REDACTED	REDACTED	GC	MaSh	QA	Des Moines	IA	$4.00		No
55	REDACTED	REDACTED	EAD	MaSh	QA		TX	$9.50		No
56	REDACTED	REDACTED	GC	MaSh	QA	Des Moines	IA	$4.50		No
57	REDACTED	REDACTED	GC	MaSh	BA	San Antonio	TX	$5.00		No
58	REDACTED	REDACTED	Citizen	MaSh	BA	San Francisco	CA	$10.00		No
59	REDACTED	REDACTED	EAD	MaSh	BA	St. Louis	MO	$10.00		No
60	REDACTED	REDACTED	Citizen	MaSh	BA	San Francisco	CA	$13.00		No
61	REDACTED	REDACTED	EAD	MaSh	QA	Charlotte (remote)	NC	$5.50		No
62	REDACTED	REDACTED	EAD	MaSh	BA	San Antonio	TX	$10.00		No
63	REDACTED	REDACTED	GC	MaSh	QA	Chandler	AZ	$10.00		No
64	REDACTED	REDACTED	EAD	MaSh	QA	Chandler	AZ	$12.00		No
66	REDACTED	REDACTED	GC	MaSh	BA	St. Louis	MO	$8.00		No
67	REDACTED	REDACTED	GC	MaSh	BA	San Francisco	CA	$4.50		No
68	REDACTED	REDACTED	GC	MaSh	QA	St. Louis Park	MN	$9.00		No
69	REDACTED	REDACTED	EAD	MaSh	QA	Des Moines	IA	$4.00		No
70	REDACTED	REDACTED	GC	MaSh	QA	Charlotte	NC	$5.50		No
71	REDACTED	REDACTED	EAD	MaSh	BA	Work From Home		$8.50		No
73	REDACTED	REDACTED	GC	MaSh	BA	Charlotte	NC	$4.50		No
74	REDACTED	REDACTED	GC	MaSh	Application Systems Engineer 4	Chandler	AZ	$8.25		No
75	REDACTED	REDACTED	GC	MaSh	BA	Charlotte	NC	$6.00		No
76	REDACTED	REDACTED	GC	MaSh	QA	Charlotte	NC	$5.00		No
77	REDACTED	REDACTED	GC	MaSh	QA	St. Louis	MO	$7.00		No
78	REDACTED	REDACTED	GC	MaSh	QA	St. Louis	MO	$7.00		No
79	REDACTED	REDACTED	EAD	MaSh	BA	Charlotte	NC	$6.00		No
80	REDACTED	REDACTED	EAD	MaSh	BA	Phoenix	AZ	$8.00		No
82	REDACTED	REDACTED	GC	MaSh	UI Architect	Atlanta	GA	$5.00		No
83	REDACTED	REDACTED	To be HIB							No

 Bench

35	REDACTED	REDACTED	GC	W2	QA	Sunnyvale	CA	$45.00	$30.00	Yes	4/24/2017
65	REDACTED	REDACTED	Citizen	MaSh	BA	St. Louis	MO	$6.00		No
84	REDACTED	REDACTED	To be HIB
86	REDACTED	REDACTED	HIB	Bench
87	REDACTED	REDACTED	GC	MaSh	BA	El Dorado Hills	CA	$45.00	$28.00		4//24/2017
88	REDACTED	REDACTED	Citizen	W2	QA	Charlotte	NC	$6.00
89	REDACTED	REDACTED	EAD	Mash	BA	Concord	CA	$7.00

Schedule 1(d)

RECEIVABLES

Account Receivable as of October 31, 2017	1-30	31-60	61-90	91-120	>120	Total
REDACTED	-	-	(840.00)	-	-	(840.00)
REDACTED	-	-	10,080.00	84.00	487.20	10,651.20
REDACTED	-	-	-	-	(1,200.00)	(1,200.00)
REDACTED	-	-	-	-	(544.00)	(544.00)
REDACTED	-	-	512.00	816.00	1,128.00	2,456.00
REDACTED	27,143.00	49,265.00	45,781.00	-	2500.00	1,24,689.00
REDACTED	12,876.75	-	-	-	-	12,876.75
REDACTED	10,660.00	-	-	-	-	10,660.00
REDACTED	10,637.00	9,918.75	-	-	-	20.556.25
REDACTED	8,928.00	9,238.00	9,548.00	9,424.00	4960.00	42,098.00
REDACTED	-	-	-	-	-	-
REDACTED	-	-	-	-	3,925.00	3,925.00
REDACTED	12,164.80	8,513.36	-	-	(15,814.24)	4,865.92
REDACTED	8,262.00	11,883.00	8,313.00	7,803.00	-	36,261.00
REDACTED	12,432.00	-	200.00	-	5,698.08	18,321.08
REDACTED	-	-	-	-	(80.00)	(80.00)
REDACTED	-	-	-	-	14,832.50	14,832.50
REDACTED	800.00	560.00	72.80	84.00	124.00	1,640.80
REDACTED	25,296.00	11,660.00	-	-	4,504.00	41,460.00
REDACTED	4,500.00	6,355.00	-	-	-	10,855.00
REDACTED	-	-	-	-	-	-
REDACTED	7,854.00	2,640.00	(1.08)	-	(19,872.00)	(9,379.08)
REDACTED	11,360.00	10,792.00	-	-	-	22,152.00
REDACTED	17,640.00	16,800.00	18,480.00	-	-	52,920.00
REDACTED	13,024.00	12,432.00	20,830.00	11,840.00	-	58,126.00
REDACTED	16,380.00	14.040.00	-	-	-	30,420.00
REDACTED	-	-	-	-	280.57	280.57
REDACTED	4,864.00	-	-	-	-	4,864.00
REDACTED	5,920.00	7,744.00	5,292.00	-	-	18,956.00
REDACTED	-	-	-	-	(375.00)	(375.00)
REDACTED	-	7,609.16	-	-	-	7,609.16
REDACTED	-	-	-	-	75.00	75.00
REDACTED	-	-	-	-	450	450.00
REDACTED	16,640.00	-	-	-	(13,440.00)	3,200.00
REDACTED	32,036.00	24,468.00	-	-	11,736.00	68,240.00
REDACTED	48,232.00	29,285.00	14,133.98	6,564.63	66,474.57	1,64,690.43
REDACTED	-	-	-	-	-	-
REDACTED	6,591.00	330.00	-	-	303.20	7,224.20
REDACTED	22,465.00	18,352.50	-	-	-	40,817.50
REDACTED	7,791.00	8,056.00	-	-	-	15,847.00
REDACTED	53,256.00	55,664.00	-	-	(189.00)	1,08,731.00
REDACTED	-	-	-	-	2,930.00	2,930.00
REDACTED	38,640.00	47,600.00	11,592.00	10,880.00	19,774.00	1,28,486.00
REDACTED	-	-	-	-	(4,026.00)	(4,026.00)
REDACTED	19,092.00	6,000.00	-	-	6,000.00	31,092.00
REDACTED	-	-	-	-	1,275.00	1,275.00
REDACTED	10,432.00	14,720.00	-	-	-	-25,152.00
REDACTED	-	-	-	-	-	-
REDACTED	-	-	-	-	(594)	(594.00)
REDACTED	9,360.00	-	-	-	-	9,360.00
TOTAL	475,277.05	383,928.02	143,993.70	47,495.63	91,313.88	1,142,008.28

Schedule 1(h)

FIXED ASSETS

General Description	Quantity	Type	Location	Owned/Leased
Wooded 4 shelved rack	1	Office Furniture	Pleasanton CA	Owned
Steel 5 shelved rack	1	Office Furniture	Pleasanton CA	Owned
Steel closed Almirah (for stationery)	1	Office Furniture	Pleasanton CA	Owned
Filing cabinet (4 shelved	2	Office Furniture	Pleasanton CA	Owned
Steel rack 3 shelved	1	Office Furniture	Pleasanton CA	Owned
L shaped wooden desk	1	Office Furniture	Pleasanton CA	Owned
Wooden desks	8	Office Furniture	Pleasanton CA	Owned
Fixed arm chairs	8	Office Furniture	Pleasanton CA	Owned
Swivel chairs	15	Office Furniture	Pleasanton CA	Owned
Side Draws for wooden tables	12	Office Furniture	Pleasanton CA	Owned
Two shelved wooden rack	1	Office Furniture	Pleasanton CA	Owned
MFC 9560 CDW Brother Printer	1	Office Equipment	Pleasanton CA	Owned
MFC 8480 DN Brother Printer	1	Office Equipment	Pleasanton CA	Owned
MFC 7860 DW Brother Printer	2	Office Equipment	Pleasanton CA	Owned
Small wooden conference table	1	Office Furniture	Pleasanton CA	Owned
Dell Monitors	7	Office Equipment	Pleasanton CA	Owned
Sofa two seater	1	Office Furniture	Pleasanton CA	Owned
Sofa single seater	2	Office Furniture	Pleasanton CA	Owned
Wooden filing cabinet	1	Office Equipment	Pleasanton CA	Owned
Portable refrigerator	1	Kitchen Equipment	Pleasanton CA	Owned
Microwave	1	Kitchen Equipment	Pleasanton CA	Owned
Wooden Storage rack for kitchen supplies	1	Kitchen Equipment	Pleasanton CA	Owned
Softboard	2	Office Fixture	Pleasanton CA	Owned
Semi softboard and whiteboard	2	Office Fixture	Pleasanton CA	Owned
Whiteboard Medium	5	Office Fixture	Pleasanton CA	Owned
Whiteboard Large	1	Office Fixture	Pleasanton CA	Owned
Projector Screen	1	Office Fixture	Pleasanton CA	Owned
Projector – DELL	1	Office Equipment	Pleasanton CA	Owned
Artificial decorative plants	1	Other	Pleasanton CA	Owned
Center Table	1	Office Furniture	Pleasanton CA	Owned
Dell – Yoga Laptop	1	Office Equipment	Pleasanton CA	Owned
Lenova Thinkpad	1	Office Equipment	Pleasanton CA	Owned
Dell	1	Office Equipment	Pleasanton CA	Owned
Lenova Laptop	1	Office Equipment	Pleasanton CA	Owned
HP Laptop	1	Office Equipment	Pleasanton CA	Owned
Mitel Desk IP Phone	6	Office Equipment	Pleasanton CA	Owned
Yealink IP Desk Phones	17	Office Equipment	Pleasanton CA	Owned
Paper Shredders	2	Office Equipment	Pleasanton CA	Owned
Toshiba printer and copier	1	Office Equipment	Pleasanton CA	Owned

Schedule 1(i)

Licenses

So. Num	License With	Type	Description	Terms
1	MS Office 365	Microsoft Technologies	Word, Excel, PowerPoint, and Email (Shared with other segments)	Per License

Schedule

INTANGIBLE ASSETS

So. Num	Asset	Description
1	Application-Zen	Zen is a defect/test case, change management tool developed by Stratitude
2	Application-Ajile	Ajile is a product management tool developed by Stratitude
3	Internet Domain Name	Stratitude.com

EXHIBIT B - ASSUMED CONTRACTS

Entity Name	Type (Contract or Lease)	Description	To be Assumed/ Assigned/Assigned?	Cure Cost
Accion Labs	Contract	Customer	Yes
Advantis Global , Inc	Contract	Customer	Yes
American Cyber Systems	Contract	Customer	Yes
Apex 2000 Inc	Contract	Customer	Yes
Armando Montelongo	Contract	Customer	Yes
Atlantic Partners	Contract	Customer	Yes
CHERENT,INC	Contract	Customer	Yes
CSI	Contract	Customer	Yes
Disys	Contract	Customer	Yes
Elastic Search	Contract	Customer	Yes
Enterprise Solutions Inc	Contract	Customer	Yes
EverString Technology Ltd	Contract	Customer	Yes
Ezata Systems	Contract	Customer	Yes
FCS Solutions	Contract	Customer	Yes
Fire Eye Inc	Contract	Customer	Yes
HAPPIEST MINDS TECHNOLOGIES	Contract	Customer	Yes
HUMETIS TECHNOLOGIES, INC	Contract	Customer	Yes
Infincera Corporation	Contract	Customer	Yes
Informatica Corporate	Contract	Customer	Yes
K2 Partnering	Contract	Customer	Yes
MANIFOLD PRTNERS . LLC	Contract	Customer	Yes
MINDSOURCE, INC	Contract	Customer	Yes
Model N, Inc	Contract	Customer	Yes
Phillps Healthcare	Contract	Customer	Yes
Pro Unlimited (FIREEVE)	Contract	Customer	Yes
RSIRELO	Contract	Customer	Yes
Sigma Resources LLc	Contract	Customer	Yes
Symantec	Contract	Customer	Yes
TALENTBURST, INC	Contract	Customer	Yes
TCS/CMCA	Contract	Customer	Yes
Teamsoll Technologies LLC	Contract	Customer	Yes
Tesla Motors	Contract	Customer	Yes
UST Global Inc	Contract	Customer	Yes
Valiaritica, Inc	Contract	Customer	Yes
Yahoo/Workforcelogic	Contract	Customer	Yes
Advantage Technical Resourcing	Contract	Customer(active)	Yes
Avalon Staffing, LLC	Contract	Customer(active)	Yes
BCBS/Zerochao/Gulde Well	Contract	Customer(active)	Yes
Beacon Hill Staffing	Contract	Customer(active)	Yes
Cornpvue	Contract	Customer(active)	Yes
Data Inc	Contract	Customer(active)	Yes
Insight Global	Contract	Customer(active)	Yes
Ispace, Inc	Contract	Customer(active)	Yes
Kforce	Contract	Customer(active)	Yes
Matrix Resources	Contract	Customer(active)	Yes
Mice Groups	Contract	Customer(active)	Yes
Modls	Contract	Customer(active)	Yes
Mondo Staffing	Contract	Customer(active)	Yes
NARVAR, INC	Contract	Customer(active)	Yes
NexaByte	Contract	Customer(active)	Yes
Nityo Infotech Corporation	Contract	Customer(active)	Yes
NTT DATA	Contract	Customer(active)	Yes
Pay Stand	Contract	Customer(active)	Yes
Solugenix Corp	Contract	Customer(active)	Yes
Spire Systems Inc.	Contract	Customer(active)	Yes
Strategic Staffing Solutions	Contract	Customer(active)	Yes
Talent Space	Contract	Customer(active)	Yes
Tavant Technologies Inc	Contract	Customer(active)	Yes
Tavant Mahindra America Inc	Contract	Customer(active)	Yes
UCT	Contract	Customer(active)	Yes

Entity Name	Type (contract or lease)	Description	To be Assumed/Assigned?	Cure Cost
YHO IT	Contract	Customer (active)	Yes
Job Career Solutions Inc.	Contract	Dues & Subscription	Yes
Job Dive Inc	Contract	Dues & Subscription	Yes
Microsoft	License	Dues & Subscription	Yes
Monster Worldwide Inc	Contract	Dues & Subscription	Yes	$ 1,000.00
Zoom Imaging Solutions Inc		Dues & Subscription	Yes
Cigna HealthCare	Contract	Insurance	Yes
Guardian	Contract	Insurance	Yes
J2 Efax Service	Contract	Office Expense	Yes
Sprint	Contract	Office Expense	Yes
West State CO LP	Lease	Office Lease	Yes
Arrowhaad Water	Lease	Office Supplies	Yes
Toshiba (printer lease)	Lease	Printer Lease	Yes	$ 338.38
Accu Source Consulting	Contract	Sub-contractor Services	Yes	$ 3,369.50
CloudBigData Technologies	Contract	Sub-contractor Services	Yes	$27,178.18
EYork Consulting Inc	Contract	Sub-contractor Services	Yes	$ 34,560.00
Lead IT Corporation	Contract	Sub-contractor Services	Yes	$ 48,960.00
Mentls Solutions, Inc	Contract	Sub-contractor Services	Yes	$ 40,248.00
PROACTIVE TEK	Contract	Sub-contractor Services	Yes	$ 1,737.27
Red Mesa, LLC	Contract	Sub-contractor Services	Yes	$ 3,800.00
UPSTREAM GLOBAL SERVICE	Contract	Sub-contractor Services	Yes	$18,795.18
VARNAR, INC	Contract	Sub-contractor Services	Yes	$34,401.82
Client Software Services	Contract	Sub-contractor Services	Yes
Graybar Financial Services	Contract	Telephone lines at office	Yes
Comcast	Lease (not yet entered into)	Utilities	Yes
Utility Smart		Utilities	Yes